Exhibit 10.14

Amendment No. 1 to Sale Agreement

This Amendment No. 1 (this “Amendment”) to that certain Sale Agreement (the “Sale Agreement”), dated as of September 1, 2011, by and among MORI SPC Series Corp., a Delaware special purpose corporation (the “Seller”), and Marriott Vacations Worldwide Owner Trust 2011-1, a Delaware statutory trust (the “Issuer”), is entered into as of October 6, 2011, by and among the parties to the Sale Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 13 of the Sale Agreement, the parties to the Sale Agreement may amend the Sale Agreement and any required consents to do so as required by Section 13 of the Sale Agreement have been obtained; and

WHEREAS, the parties hereto desire to amend the Sale Agreement by incorporating the amended and restated standard definitions attached hereto as Exhibit A (the “Amended and Restated Standard Definitions”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

SECTION 1. Amendment to the Sale Agreement. Annex A to the Sale Agreement is hereby amended by deleting the same in its entirety and replacing it with the Amended and Restated Standard Definitions.

SECTION 2. GOVERNING LAW; CONSENT TO JURISDICTION.

(a) THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(b) THE SELLER AND THE ISSUER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE ISSUER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS

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IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 2 SHALL AFFECT THE RIGHT OF THE SELLER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 3. Continuing Effect. Except as expressly amended hereby, the Sale Agreement shall continue in full force and effect in accordance with the provisions thereof and the Sale Agreement is in all respects hereby ratified, confirmed and preserved.

SECTION 4. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

SECTION 5. Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust, N.A. not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made or on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, N.A., but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related document. Notwithstanding the foregoing, Wilmington Trust, N.A. shall not be relieved of any of its duties and obligations under the Administration Agreement or the Trust Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MORI SPC SERIES CORP., as Seller

By:	/s/ Jean Pierre Parisien
	Name:	Jean Pierre Parisien
	Title:	Vice President
	Address:	10400 Fernwood Road Bethesda, Maryland 20817
	Telephone:	(301) 380-3153
	Facsimile:	(301) 380-5067

MARRIOTT VACATIONS WORLDWIDE OWNER TRUST 2011-1

By:	WILMINGTON TRUST, NATIONAL ASSOCIATION, not individually, but solely in its capacity as Owner Trustee

By:	/s/ Rita Marie Ritrovato
	Name:	Rita Marie Ritrovato
	Title:	Assistant Vice President
	Address:	1220 North Market Street, Suite 202 Wilmington, Delaware 19801
	Telephone:	(302) 255-4966
	Facsimile:	(302) 661-2266

2709145, Amendment No. 1 to Sale Agreement

Execution Copy

Exhibit A

Amended and Restated Standard Definitions

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Final (Amended and Restated)

Annex A

AMENDED AND RESTATED STANDARD DEFINITIONS

Rules of Construction. In these Amended and Restated Standard Definitions and with respect to the Facility Documents (as defined below), (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (b) in any Facility Document, the words “hereof,” “herein,” “hereunder” and similar words refer to such Facility Document as a whole and not to any particular provisions of such Facility Document, (c) any subsection, Section, Article, Annex, Schedule and Exhibit references in any Facility Document are to such Facility Document unless otherwise specified, (d) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically), (e) the term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation)”, (f) unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including”, and (g) the words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

“Act” shall have the meaning specified in Section 1.04 of the Indenture and Servicing Agreement.

“Acceleration Event” shall have the meaning specified in Section 6.06 of the Indenture and Servicing Agreement.

“Accounting Based Consolidation Event” shall mean the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit that are subject to the Note Purchase Agreement or any other Facility Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of the related Conduit shall occur.

“Acquiring Alternate Purchaser” shall have the meaning set forth in Section 5.10(d) of the Note Purchase Agreement.

“Acquiring Non-Conduit Committed Purchaser” shall have the meaning set forth in Section 5.10(f) of the Note Purchase Agreement.

“Acquiring Purchaser” shall mean an Acquiring Purchaser Group or an Acquiring Non-Conduit Committed Purchaser.

“Acquiring Purchaser Group” shall have the meaning set forth in Section 5.10(f) of the Note Purchase Agreement.

“Additional Conduit” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Funding Agent” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Non-Conduit Committed Purchaser” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Additional Purchaser” shall mean an Additional Conduit and the Related Additional Alternate Purchasers or an Additional Non-Conduit Committed Purchaser.

“Additional Timeshare Loans” shall mean any Timeshare Loans (including Qualified Substitute Timeshare Loans) conveyed by MORI to the Seller and by the Seller to the Issuer and pledged by the Issuer to the Indenture Trustee on a Funding Date or Transfer Date, as applicable.

“Additional Timeshare Loan Supplement” shall mean, with respect to any Additional Timeshare Loans, an Additional Timeshare Loan Supplement, substantially in the form of Exhibit D to the Purchase Agreement or Sale Agreement, as applicable.

“Adjusted Commitment” shall mean on any date of determination with respect to an Alternate Purchaser for a Conduit, such Alternate Purchaser’s Commitment minus the sum of (a) the portion of the Purchaser Invested Amount with respect to the Purchaser Group of which such Conduit is a member funded by such Alternate Purchaser and (b) the portion of such Purchaser Invested Amount an interest in which was acquired by such Alternate Purchaser acting as a Liquidity Provider pursuant to a Liquidity Agreement.

“Adjusted LIBOR Rate” shall mean, with respect to any Funding Period, the sum of (A) the Applicable Percentage and (B) a rate per annum equal to the rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by dividing (i) the LIBOR Rate for such Funding Period by (ii) a percentage equal to 100% minus the reserve percentage (rounded upward to the next 1/100th of 1%) in effect on such day and applicable to the Alternate Purchaser or related Liquidity Provider for which this rate is calculated under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Adjusted LIBOR Rate shall be adjusted automatically as of the effective date of any change in such reserve percentage.

“Administration Agreement” shall mean that certain administration agreement, dated as of September 1, 2011, by and among the Issuer, the Indenture Trustee, the Owner Trustee and the Administrator.

“Administrative Agent” shall mean Credit Suisse AG, New York Branch, in its capacity as Administrative Agent for the Purchasers and the Funding Agents, and any successor Administrative Agent appointed pursuant to the terms of the Note Purchase Agreement.

“Administrative Agent-Related Persons” shall mean the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Administrative Agent Fee” shall have the meaning set forth in the related Fee Letter; provided that the Administrative Agent Fee shall not be greater than 0.10% of the Facility Limit per annum.

“Administrator” shall mean Marriott Ownership Resorts, Inc., a Delaware corporation.

“Administrator Fee” shall equal $1,000 paid annually in accordance with Section 3.04 of the Indenture and Servicing Agreement.

“Advance Rate” shall mean, with respect to the Borrowing Base Loans related to a Borrowing Base Loan Group, the applicable Advance Rate specified in the chart below:

Borrowing Base Loan Group	Applicable Advance Rate
FICO 600 to 649 Loan Group	50%
FICO 650 to 699 Loan Group	76%
FICO 700 to 749 Loan Group	91%
FICO 750 Plus Loan Group	96%
Foreign Timeshare Loan Group I	68%
Foreign Timeshare Loan Group II	40%

“Adverse Claim” shall mean any claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a lien or security interest, other than the interests created under the Indenture and Servicing Agreement in favor of the Indenture Trustee and the Noteholders.

“Affected Entity” shall mean (i) any Alternate Purchaser, (ii) any Liquidity Provider, (iii) any agent, administrator or manager of any Conduit, or (iv) any bank holding company in respect of any of the foregoing.

“Affiliate” shall mean any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, for purposes of the definition of “Outstanding,” MVCO Series LLC, MORI, MVC Trust, MVCI Finance, C.V., The Ritz-Carlton Development Company, Inc., Marriott Ownership Resorts (St. Thomas), Inc., prior to the Spin-Off Date, Marriott International, Marriott Vacation Worldwide Corporation and their Affiliates shall be deemed an Affiliate of the Issuer.

“Aggregate Loan Balance” shall mean the sum of the Loan Balances for all Borrowing Base Loans.

“Alternate Purchasers” shall mean, with respect to a Conduit, each Purchaser identified as an Alternate Purchaser for such Conduit on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Conduit became a party to the Note Purchase Agreement, and any permitted assignee thereof.

“Alternate Purchaser Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A to the Note Purchase Agreement.

“Alternate Purchaser Percentage” shall mean, with respect to any Alternate Purchaser for a Conduit, such Alternate Purchaser’s Commitment with respect to such Conduit as a percentage of the Purchaser Commitment Amount with respect to the Purchaser Group of which such Conduit is a member.

“Amortization Event” shall exist on and after a Determination Date if any of the following shall have occurred:

(a) the Warehouse Portfolio Three Month Rolling Average Delinquency Percentage is greater than 5.50%; or

(b) the Securitized Portfolio Three Month Rolling Average Delinquency Percentage is greater than 5.50%; or

(c) the Warehouse Portfolio Three Month Rolling Average Default Percentage is greater than 0.75%; or

(d) the Securitized Portfolio Three Month Rolling Average Default Percentage is greater than 0.75%; or

(e) to the extent the Aggregate Loan Balance is more than $0, the Gross Excess Spread Percentage for the related Due Period is less than 5.00%; or

(f) an Event of Default occurs; or

(g) a Servicer Event of Default occurs; or

(h) the amount on deposit in the Reserve Account is less than the Reserve Account Required Balance for any three consecutive Business Days.

Upon the first occurrence of an Amortization Event of a type described in any of clauses (a), (b), (c), (d) or (e) above, such Amortization Event shall continue until the Determination Date on which the Warehouse Portfolio Three Month Rolling Average Delinquency Percentage, Securitized Portfolio Three Month Rolling Average Delinquency Percentage, Warehouse Portfolio Three Month Rolling Average Default Percentage, Securitized Portfolio Three Month Rolling Average Default Percentage or Gross Excess Spread Percentage, as the case may be, is equal to or less than (in the case of clauses (a), (b), (c) or (d)) or equal to or greater than (in the case of clause (e)), the specified threshold. Upon the second occurrence of an Amortization Event of a type described in any of clauses (a), (b), (c), (d) or (e) above, an Amortization Event shall exist and continue until the Outstanding Note Balance has been reduced to zero.

An Amortization Event of the type described in clauses (f), (g) or (h) shall continue until the Outstanding Note Balance of the Notes has been reduced to zero.

“Anticipated Completion Date” shall mean, for a Pre-Completion Loan, the date set forth in the related Additional Timeshare Loan Supplement as specified by resort and building on which the related Unit is expected to be an Available Unit.

“Applicable Percentage” shall mean 1.50%.

“Assignment and Assumption Agreement” shall mean any Alternate Purchaser Assignment and Assumption Agreement or any Purchaser Assignment and Assumption Agreement.

“Assumption Date” shall have the meaning specified in Section 5.19(f) of the Indenture and Servicing Agreement.

“Authorized Officer” shall mean (a) with respect to any corporation, limited liability company or partnership, the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, Managing Member and each other officer of such corporation or limited liability company or the general partner of such partnership customarily performing functions similar to those performed by any of the above designated officers, and with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject or such officer specifically authorized in resolutions of the Board of Directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Indenture and Servicing Agreement on behalf of such corporation, limited liability company or partnership, as the case may be or (b) with respect to a trust, any person meeting the criteria specified in clause (a) above with respect to the related trustee.

“Available Funds” shall mean for any Payment Date, (A) all funds on deposit in the Collection Account after making all transfers and deposits required from or by (i) the Servicer pursuant to the Indenture and Servicing Agreement, (ii) the Reserve Account pursuant to Section 3.02(b) of the Indenture and Servicing Agreement, (iii) the Seller or the Issuer pursuant to Section 4.06 of the Indenture and Servicing Agreement, (iv) the Performance Guarantor pursuant to the Performance Guaranty, and (v) a Hedge Counterparty in respect of a Hedge Agreement, less (B) amounts on deposit in the Collection Account related to collections related to any Due Periods subsequent to the Due Period related to such Payment Date.

“Available Unit” shall mean a Unit where the Unit’s construction has been completed in accordance with applicable brand standards and becomes available for occupancy by timeshare owners.

“Back-Up Servicer” shall mean Wells Fargo Bank, National Association and its permitted successors and assigns, as provided in the Indenture and Servicing Agreement.

“Back-Up Servicing Fee” shall mean for any Payment Date, an amount equal to the greater of (a) $2,500 and (b) the product of (x) one-twelfth of 0.02% and (y) the Aggregate Loan Balance as of the first day of the related Due Period.

“Bank Base Rate” shall mean, with respect to any Purchaser for any day, a rate per annum equal to the sum of (i) the Base Rate with respect to such Purchaser on such date and (ii) the Applicable Percentage.

“Base Rate” shall mean, with respect to any Purchaser for any day, a rate per annum equal to the greatest of (i) the prime rate of interest announced publicly by (x) if such Purchaser is a Non-Conduit Committed Purchaser, such Purchaser (or the Affiliate of such Purchaser that announces such rate), and (y) if such Purchaser is a member of a Purchaser Group, the Funding Agent with respect to such Purchaser Group (or the Affiliate of such Purchaser or Funding Agent, as applicable, that announces such rate) as in effect at its principal office from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by such Person), (ii) the sum of (a) 0.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by such Purchaser (or if such Purchaser is a member of a Purchaser Group, the Funding Agent with respect to such Purchaser Group) from three Federal funds brokers of recognized standing selected by it and (iii) the sum of (x) 1.00% and (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page or such other page or service as such Purchaser shall determine in its sole discretion) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) on such date (or if such day is not a London Business Day, on the next preceding London Business Day) for a term of one month, or, if more than one rate is specified on the applicable page or screen, the arithmetic mean of all such rates. Notwithstanding any of the foregoing to the contrary, solely for the purposes of Sections 2.8(c) and 2.8(d) of the Note Purchase Agreement, “Base Rate” shall mean the greater of the rates described in clause (i) and clause (ii) of the preceding sentence.

“Bankruptcy Code” shall mean the federal Bankruptcy Code, as amended (Title 11 of the United States Code).

“Beneficial Interest” shall mean the beneficial interests in the MVC Trust owned by an Obligor.

“Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or any other “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or any entity whose underlying assets include plan assets by reason of an employee benefit plan’s or plan’s investment in such entity or any plan that is subject to any substantially similar provision of federal, state or local law.

“Borrowing Base” means for any date of determination, the lesser of:

(x) the sum of the products of (i) the aggregate Loan Balance of each Borrowing Base Loan Group minus its related Excluded Loan Group Balance and (ii) the applicable Advance Rate; and

(y) the sum of the products of (i) the aggregate Loan Balance of each Borrowing Base Loan Group minus its related Excluded Loan Group Balance and (ii) 85%.

For purposes of calculating the Borrowing Base on a Funding Date, the aggregate Loan Balance of a Borrowing Base Loan Group, the Aggregate Loan Balance and Excluded Loan Balance shall be measured as of the last day of the Due Period related to the immediately preceding Payment Date (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loans conveyed during the same Due Period, the related Cut-off Date). For purposes of calculating the Borrowing Base with respect to any Determination Date, the aggregate Loan Balance of a Borrowing Base Loan Group, the Aggregate Loan Balance and Excluded Loan Balance shall be measured as of the end of the related Due Period (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loans conveyed during the same Due Period, the related Cut-off Date). All Defaulted Timeshare Loans, Delinquent Timeshare Loans and Defective Timeshare Loans shall be deemed to have a Loan Balance of zero ($0) for purposes of this definition.

“Borrowing Base Loan Group” means any of the Foreign Timeshare Loan Group I, Foreign Timeshare Loan Group II, FICO 600 to 649 Loan Group, FICO 650 to 699 Loan Group, FICO 700 to 749 Loan Group and FICO 750 Plus Loan Group.

“Borrowing Base Loans” shall mean, as of any date of determination, all Timeshare Loans that are Eligible Timeshare Loans on such date and owned directly by the Issuer and pledged to the Indenture Trustee pursuant to the Indenture and Servicing Agreement or a Supplemental Grant.

“Borrowing Base Shortfall” means on as of any date of determination, the amount, if any, by which the Outstanding Note Balance (without giving effect to any Increase on such date) exceeds the Borrowing Base on such date (without giving effect to any pledge of Additional Timeshare Loans to the Indenture Trustee on such date).

“Borrowing Notice” shall mean the notice presented by the Issuer to the Administrative Agent, each Funding Agent, each Non-Conduit Committed Purchaser, the Servicer and the Indenture Trustee to request the initial advance on the Initial Funding Date or thereafter, an Increase, in the form attached as Exhibit D to the Note Purchase Agreement.

“Breakage and Other Costs” shall mean any and all amounts owing by the Issuer to any Purchaser or Funding Agent or the Administrative Agent pursuant to this Agreement or any other Facility Document, other than in respect of interest or principal on any Note and shall include without limitation (i) the amount of all fees due under the Fee Letter (other than Purchaser Fees and the Up-Front Fees), (ii) the amount of any Early Collection Fee and (iii) any other amounts due from the Issuer hereunder but not included in interest or principal on the Notes including, without limitation, under Sections 4.1, 4.2, 4.3 and 4.4 of the Note Purchase Agreement.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in New York City, the city in which the Servicer is located or the city in which the Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

“Carrying Costs” shall mean, with respect to any Interest Accrual Period the sum (without duplication) of the following amounts determined on an accrual basis in accordance with GAAP consistently applied: with respect to (x) any Purchaser Group, (a) the amount of interest accrued with respect to the portion of the Purchaser Invested Amount funded by the Conduit which is a member of such Purchaser Group at a rate equal to the CP Rate applicable to such Conduit for such Interest Accrual Period and (b) the amount of interest accrued with respect to the portion of the Purchaser Invested Amount funded by any Alternate Purchaser which is a member of such Purchaser Group or any Liquidity Provider with respect to such Conduit at either the Adjusted LIBOR Rate or the Bank Base Rate, as applicable in accordance with Section 2.8(a) of the Note Purchase Agreement and (y) any Non-Conduit Committed Purchaser, the amount of interest accrued with respect to its Purchaser Invested Amount at the LIBOR Rate or the LIBOR Rate plus the Applicable Percentage, as applicable, in accordance with Section 2.8(a) of the Note Purchase Agreement; provided, however, that following the occurrence of an Event of Default, the Carrying Costs with respect to any Purchaser Group or Non-Conduit Committed Purchaser shall be determined in accordance with Section 2.8(b) of the Note Purchase Agreement. The Carrying Costs for any Interest Accrual Period determined by reference to the applicable CP Rate or daily LIBOR Rate shall be calculated using an estimate for the days in such Interest Accrual Period remaining after the date on which the applicable Funding Agent or Non-Conduit Committed Purchaser notifies the Administrative Agent of the applicable Carrying Costs pursuant to Section 2.8(a)(v) of the Note Purchase Agreement. On or before the day on which the applicable Funding Agent or Non-Conduit Committed Purchaser is required to notify the Administrative Agent of the applicable Carrying Costs with respect to the next succeeding Accrual Period, such Funding Agent or Non-Conduit Committed Purchaser shall re-determine the Carrying Costs in respect of the prior Accrual Period and if such re-determined amount is higher or lower than the Carrying Costs initially reported as described above, such Funding Agent or Non-Conduit Committed Purchaser shall advise the Administrative Agent of the re-determined Carrying Costs, specifying the amount of any Carrying Costs Underpayment or any Carrying Costs Overpayment.

“Carrying Costs Overpayment” shall mean, with respect to any Accrual Period (x) with respect to a Purchaser Group the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as initially determined by the applicable Funding Agent pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as re-determined by such Funding Agent prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs” and (y) with respect to a Non-Conduit Committed Purchaser, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as initially determined by such Non-Conduit Committed Purchaser pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as re-determined by such Non-Conduit Committed Purchaser prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”.

“Carrying Costs Underpayment” shall mean, with respect to any Accrual Period (x) with respect to a Purchaser Group, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as re-determined by the applicable Funding Agent prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the CP Rate as initially determined by such Funding Agent pursuant to the definition of “Carrying Costs” and (y) with respect to a Non-Conduit Committed Purchaser, the excess, if any, of (i) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as re-determined by such Non-Conduit Committed Purchaser prior to the next succeeding Payment Date pursuant to the definition of “Carrying Costs”, over (ii) the amount of Carrying Costs for such Accrual Period determined based on the LIBOR Rate as initially determined by such Non-Conduit Committed Purchaser pursuant to the definition of “Carrying Costs”.

“Certificate of Trust” shall mean the Certificate of Trust filed with the Secretary of State for the State of Delaware on September 6, 2011 in order to form the Issuer, as the same may be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Change of Control” means (i) prior to the consummation of the transactions contemplated to occur on the Spin-Off Date, Marriott International shall cease to own and control of record and beneficially, directly or indirectly, 100% of the outstanding common stock (or equity interests) of MVW, MORI, the Seller and the Owner, (ii) after consummation of the transactions contemplated to occur on the Spin-Off Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Performance Guarantor, (iii) the board of directors of the Performance Guarantor shall cease to consist the majority of Continuing Directors; or (iv) the Performance Guarantor shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of MORI, the Seller and the Owner, free and clear of all Liens (except Liens created hereunder or under the Corporate Revolver Facility.

“Closing Date” shall mean September 28, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute, together with the rules and regulations thereunder.

“Collection Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(a) of the Indenture and Servicing Agreement.

“Commercial Paper” shall mean either (i) the promissory notes of any Conduit issued by such Conduit in the commercial paper market or (ii) the promissory notes issued in the commercial paper market by a multi-seller commercial paper conduit the proceeds of which are loaned to a Conduit.

“Commitment” shall mean, for each Committed Purchaser, on any date of determination, the commitment of such Committed Purchaser to purchase a Note on the Initial Funding Date and, thereafter, to maintain and, subject to certain conditions, increase its investment therein in accordance with the terms of the Note Purchase Agreement in an amount not to exceed (a) (i) in the case of any Committed Purchaser which is a party hereto on the Closing Date, the dollar amount set forth opposite the name of such Committed Purchaser on Schedule I of the Note Purchase Agreement, (ii) in the case of any Committed Purchaser which is not a party hereto on the Closing Date, the dollar amount specified as such in the Purchaser Assignment and Assumption Agreement for such Purchaser or (iii) in the case of any permitted assignee of an Alternate Purchaser pursuant to Section 5.10(d) of the Note Purchase Agreement, the amount specified as such in the Alternate Purchaser Assignment and Assumption Agreement pursuant to which such assignee acquired its interest in the Notes, minus (b) the dollar amount of any portion thereof assigned pursuant to an Assignment and Assumption Agreement in accordance with Section 5.10 of the Note Purchase Agreement prior to such date of determination, plus (c) the dollar amount of any increase to such Committed Purchaser’s Commitment consented to by such Committed Purchaser prior to such date of determination.

“Commitment Percentage” shall mean, on any date of determination, with respect to any Non-Conduit Committed Purchaser or Purchaser Group, the ratio, expressed as a percentage, which the Purchaser Commitment Amount of such Non-Conduit Committed Purchaser or Purchaser Group bears to the Facility Limit on such date.

“Committed Purchaser” shall mean any Alternate Purchaser or any Non-Conduit Committed Purchaser.

“Competes” shall mean (1) to compete, conduct or participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; or (2) have any debt or equity ownership interest in or actively assist, any Person or business that conducts, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner or stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; provided, that “Competes” shall not include ownership of less than 5% of the outstanding equity securities of a publicly-traded Person; provided, further, that “Competes” shall not include acting as a lender (including a Purchaser under the Facility Documents) to a Direct Competitor or acting in an advisory role to a Direct Competitor.

“Conduit” shall mean any commercial paper conduit identified as a Conduit on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Purchaser became a party thereto, and any permitted assignee thereof.

“Conduit Assignee” shall mean, with respect to any Conduit, either (x) any commercial paper conduit administered by the Funding Agent with respect to such Conduit or (y) any other commercial paper conduit which has entered into a Liquidity Agreement with one or more Alternate Purchasers (or any Affiliate of such Alternate Purchasers) with respect to such Conduit, in either case designated by the Funding Agent with respect to such Conduit to accept an assignment from such Conduit of the Purchaser Invested Amount or a portion thereof with respect to the Purchaser Group of which such Conduit is a member and such Conduit’s rights and obligations under this Agreement pursuant to Section 5.10(c) of the Note Purchase Agreement; provided that no Conduit Assignee pursuant to clause (y) of this definition shall be a direct competitor (or an Affiliate thereof) of the Performance Guarantor or the Servicer in the lodging, vacation exchange and rentals or vacation ownership businesses.

“Continued Errors” shall have the meaning specified in Section 5.19(f)(i) of the Indenture and Servicing Agreement.

“Continuing Directors” shall mean the directors of a Performance Guarantor on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of such Performance Guarantor is recommended by at least 66-2/3% of the then Continuing Directors.

“Conveyed Timeshare Loan Assets” shall have the meaning set forth in Section 2 of the Purchase Agreement and Sale Agreement.

“Control Account” shall mean any account subject to a Control Agreement. A list of all Control Accounts on the Closing Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Control Account Bank” shall mean a commercial bank at which a Control Account is established. A list of all Control Account Banks on the Closing Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Control Agreement” shall mean a control agreement by and among the Issuer (or its agent), the Indenture Trustee (or its agent), the Servicer and the related Control Account Bank, which agreement sets forth the rights of the parties thereto with respect to the disposition and application of collections deposited in the related Control Account, including the right of the Indenture Trustee (or its agent) to direct the Control Account Bank to remit collections directly to the Indenture Trustee for the benefit of the Noteholders.

“Control Account Intercreditor Agreement” means that certain intercreditor, security and agency agreement, dated as of September 1, 2011, by and among the Issuer, the Indenture Trustee, MVW, MORI, the Servicer, the various issuers and indenture trustees and other creditors party thereto from time to time, and Wells Fargo Bank, National Association, as agent.

“Corporate Revolver Facility” means that certain facility to be evidenced by a Credit Agreement among MVW, MORI as borrower, JPMorgan Chase Bank, N.A. as Administrative Agent, the other agents named therein and the lenders from time to time party thereto, as amended, modified or supplemented from time to time, or any credit agreement similar in nature.

“Corporate Trust Office” shall mean (i) the office of the Indenture Trustee, which office is at the address set forth in Section 13.03 of the Indenture and Servicing Agreement, or (ii) the office of the Owner Trustee, which is at the address set forth in Section 2.2 of the Trust Agreement, as applicable.

“CP Rate” shall mean, with respect to (a) a Conduit that is funding a portion of the Purchaser Invested Amount with respect to the Purchaser Group of which it is a member on a pooled basis, for each day, the weighted average rate at which interest or discount is accruing on or in respect of the Commercial Paper with respect to such Conduit allocated, in whole or in part, by the related Funding Agent, to fund the purchase or maintenance of such portion of such Purchaser Invested Amount (including, without limitation, any interest attributable to the commissions of placement agents and dealers in respect of such Commercial Paper and any costs associated with funding small or odd-lot amounts, to the extent that such commissions or costs are allocated, in whole or in part, to such Commercial Paper by such Funding Agent) or (b) a Conduit that is funding a portion of the Purchaser Invested Amount with respect to the Purchaser Group of which it is a member with Commercial Paper with respect to such Conduit issued in specified tranches (such Conduit, a “Match Funded Conduit”), the weighted average rate of the Commercial Paper with respect to such Conduit issued to fund or maintain such portion of such Purchaser Invested Amount, including an amount equal to the portion of the Face Amount of the outstanding Commercial Paper issued to fund or maintain such portion of such Purchaser Invested Amount that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest or discount component of maturing Commercial Paper issued to fund or maintain such portion of such Purchaser Invested Amount, to the extent that such Conduit has not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper, and including the portion of such interest or discount component constituting dealer or placement agent commissions; provided, however, that each such Match Funded Conduit shall approve the length of each tranche period and the portion of such Purchaser Invested Amount allocated to such tranche period.

“CRD” shall mean the European Union Directive 2006/48/EC, as amended from time to time.

“CRD Marriott Entity” means each of the Owner, MORI and the Seller.

“Credit and Collection Policy” shall mean those credit and collection policies and practices of the initial Servicer in effect as of a specified date; and for any successor Servicer shall mean the credit and collection policies and practices of such successor in effect on the date which it commences servicing. The Credit and Collection Policy of the initial Servicer in effect on the Closing Date has been delivered to the Administrative Agent and the Indenture Trustee.

“Credit Card Account” shall mean an arrangement whereby an Obligor makes payments under a Timeshare Loan via pre-authorized debit to a Major Credit Card.

“Custodial Agreement” shall mean that certain custodial agreement, dated as of September 1, 2011, by and among, the Custodian, the Indenture Trustee, the Servicer and the Issuer.

“Custodial Fees” shall mean such fees as the Custodian shall charge from time to time for access to Timeshare Loan Files, as specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association or its permitted successors and assigns.

“Cut-Off Date” shall mean the date specified in the related Schedule of Timeshare Loans as the date after which all subsequent collections related to such Timeshare Loans are sold by MORI to the Seller and by the Seller to the Issuer and pledged by the Issuer to the Indenture Trustee.

“Cut-Off Date Loan Balance” shall mean the Loan Balance of a Timeshare Loan on the related Cut-Off Date.

“Defaulted Timeshare Loan” is any Timeshare Loan for which any of the earliest following events may have occurred: (i) any payment or part thereof has been delinquent more than 150 days as of the end of the related Due Period (as determined by the Servicer in accordance with the Servicing Standard), (ii) the Servicer has initiated foreclosure or similar proceedings with respect to the related Timeshare Property or has received the related deed or assignment in lieu of foreclosure, or (iii) provided that such Timeshare Loan is at least one day delinquent, the Servicer has determined that such Timeshare Loan should be fully written off in accordance with the Credit and Collection Policy.

“Defective Timeshare Loan” shall have the meaning specified in Section 4.06 of the Indenture and Servicing Agreement.

“Deficit” shall have the meaning specified in Section 2.4 of the Note Purchase Agreement.

“Delinquent Timeshare Loan” is a Timeshare Loan for which any payment or part thereof has been delinquent more than 30 days as of the end of the related Due Period.

“Determination Date” shall mean, with respect to any Payment Date, the second Business Day prior to such Payment Date.

“Direct Competitor” means any Person that Competes with MVW, MORI or any Vacation Ownership Business or any Subsidiary of such Person or other Person that controls, is controlled by, or is under common control with, any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or to cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Domestic Obligor” shall mean any Obligor other than a Foreign Obligor.

“Due Period” shall mean with respect to (i) any Payment Date other than the initial Payment Date, the immediately preceding calendar month and (ii) the initial Payment Date, the period from the Closing Date to and including the last day of the calendar month prior to such Payment Date.

“Early Collection Fee” shall mean, (i) with respect to any Purchaser Group and any Funding Period during which the portion of the Outstanding Note Balance that was allocated to such Funding Period is reduced for any reason whatsoever, the excess, if any, of (x) the additional Carrying Costs that would have accrued during such Funding Period if such reductions had not occurred, minus (y) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions and (ii) with respect to any Non-Conduit Committed Purchaser and any Interest Accrual Period during which the Purchaser Invested Amount of such Non-Conduit Committed Purchaser is reduced for any reason whatsoever on a date other than a Payment Date, the excess, if any, of (x) the additional Carrying Costs that would have accrued during such Interest Accrual Period if such reductions had not occurred, minus (y) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions.

“Effective Date” shall mean, with respect to any Purchaser which becomes a party to the Note Purchase Agreement after the Closing Date, the date on which such Purchaser becomes a party hereto, whether by assignment or direct execution of the Note Purchase Agreement or otherwise.

“Eligible Bank Account” shall mean a segregated account, which may be an account maintained with the Indenture Trustee, which is either (a) maintained with a depository institution or trust company whose long-term unsecured debt obligations are rated at least A by S&P and A2 by Moody’s and whose short-term unsecured obligations are rated at least A-1 by S&P and P-1 by Moody’s; or (b) a trust account or similar account maintained at the corporate trust department of the Indenture Trustee.

“Eligible Investments” shall mean one or more of the following obligations or securities:

(1) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (“Direct Obligations”);

(2) federal funds, or demand and time deposits in, certificates of deposit of, or bankers’ acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories and the Indenture Trustee or any agent of the Indenture Trustee, acting in its respective commercial capacity) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment, the commercial paper or other short-term unsecured debt obligations or long-term unsecured debt obligations of such depository institution or trust company have been rated by each Rating Agency in its highest short-term rating category or one of its two highest long-term rating categories (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”);

(3) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which has a short-term unsecured debt rating from each Rating Agency, at the time of investment at least equal to the highest short-term unsecured debt ratings of each Rating Agency (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”), provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust Estate to exceed 20% of the sum of the Outstanding Note Balance and the aggregate principal amount of all Eligible Investments in the Collection Account, provided, further, that such securities will not be Eligible Investments if they are published as being under review with negative implications from either Rating Agency;

(4) commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by each Rating Agency in its highest short-term ratings (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”); and

(5) any other demand, money market fund, common trust estate or time deposit or obligation, or interest-bearing or other security or investment (including those managed or advised by the Indenture Trustee or an Affiliate thereof), rated in the highest rating category by each Rating Agency (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”). Such investments in this subsection (5) may include money market mutual funds rated either “AAAm” or “AAAm-G” by S&P or common trust estates, including any other fund for which the Indenture Trustee or an Affiliate thereof serves as an investment advisor, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (x) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses from such funds for services rendered, (y) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses for services rendered pursuant to the Indenture and Servicing Agreement, and (z) services performed for such funds and pursuant to this Indenture and Servicing Agreement may converge at any time;

provided, however, that (a) any Eligible Investment must be money-market or other relatively risk-free instruments without options and with maturities no later than the Business Day prior to the expected Payment Date, and (b) no such instrument shall be an

Eligible Investment if such instrument (1) evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument or (y) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, and (2) is purchased at a price in excess of par.

“Eligible Timeshare Loan” shall mean a Timeshare Loan conforming to each of the representations and warranties set forth in Schedule I to the Sale Agreement as of the Funding Date, Transfer Date or, with respect to a Determination Date (and the related Payment Date), the last day of the related Due Period, as the case may be. Delinquent Timeshare Loans, Defaulted Timeshare Loans and Defective Timeshare Loans, as of any date of determination, are not Eligible Timeshare Loans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; or (iii) for purposes of Code Section 412, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Errors” shall have the meaning specified in Section 5.19(f)(i) of the Indenture and Servicing Agreement.

“Event of Default” shall have the meaning specified in Section 6.01 of the Indenture and Servicing Agreement.

“Exchange Notes” shall mean notes issued pursuant to an Exchange Notes Indenture in exchange for Notes held by an Extending Noteholder.

“Exchange Notes Indenture” shall have the meaning set forth in Section 2.13 of the Indenture and Servicing Agreement.

“Excluded Loan Balance” as of any date of determination shall mean the sum of the following:

(i) the amount by which the aggregate Loan Balance of all Borrowing Base Loans relating to a Timeshare Property at an RCC Resort or a GRM Resort exceeds 10.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(ii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans with an original term to stated maturity more than 120 months exceeds 30.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(iii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans with both an original term to stated maturity of more than 180 months and were originated after the Closing Date, exceeds 5% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(iv) the amount by which the aggregate Loan Balance of all Borrowing Base Loans for which the related Obligor is a resident of the Highest State Concentration exceeds 30.0% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(v) the amount by which the aggregate Loan Balance of all Borrowing Base Loans for which the related Obligor is a resident of the Highest Five State Concentration exceeds 60.0% of the Aggregate Loan Balance of all Borrowing Base Loans, plus

(vi) the amount by which the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor from the Highest Country Concentration exceeds 30.0% of the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor; plus

(vii) the amount by which the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor from the Highest Three Countries Concentration exceeds 60.0% of the aggregate Loan Balance of all Borrowing Base Loans having a Foreign Obligor; plus

(viii) the Loan Balance of any Pre-Completion Loan with more than 9 months remaining until its Anticipated Completion Date; plus

(ix) the amount by which the aggregate Loan Balance of all Pre-Completion Loans with 9 months or less until their respective Anticipated Completion Date exceeds 7.5% of the Aggregate Loan Balance of all Borrowing Base Loans; plus

(x) the Loan Balance of any Pre-Completion Loan for which the related Unit is not an Available Unit as of its Anticipated Completion date; plus

(xi) the amount by which aggregate Loan Balance of all Borrowing Base Loans with a Loan Balance greater than $125,000 exceeds 15.0% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Excluded Loan Group Balance” means for any Borrowing Base Loan Group, an amount equal to the Excluded Loan Balance multiplied by a fraction, the numerator of which is the aggregate Loan Balance of Borrowing Base Loans in such Borrowing Base Loan Group and the denominator of which is the Aggregate Loan Balance of the Borrowing Base Loans.

“Excluded Taxes” shall have the meaning set forth in Section 4.3 of the Note Purchase Agreement.

“Extended Portion” shall mean, with respect to any Purchaser Group or Non-Conduit Committed Purchaser that is extending the Facility Termination Date with respect to less than all of its Purchaser Commitment Amount, an amount equal to the portion of such Purchaser Group or Non-Conduit Committed Purchaser’s Purchaser Invested Amount that is being extended.

“Extending Noteholder” shall mean a Noteholder that is either (x) the Funding Agent for a Purchaser Group that is an Extending Purchaser or (y) a Non-Conduit Committed Purchaser that is an Extending Purchaser.

“Extending Noteholder’s Percentage” shall mean, as of any Facility Termination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the aggregate principal amount of the Notes held by each Extending Noteholder (or, in the case of any Extending Noteholder which is extending its Facility Termination Date for an amount that is less than its entire Purchaser Commitment Amount, the Extended Portion with respect to such Extending Noteholder) on such date and (ii) the denominator of which is equal to the Outstanding Note Balance on such date.

“Extending Purchaser” shall mean a Purchaser Group or a Non-Conduit Committed Purchaser other than a Non-Extending Purchaser.

“Face Amount” shall mean, with respect to any Commercial Paper, the amount to be paid by the applicable Conduit on the maturity date of such Commercial Paper, whether issued on a discount basis or on an interest-bearing basis.

“Facility Documents” shall mean, collectively, the Indenture and Servicing Agreement, the Performance Guaranty, the Purchase Agreement, the Sale Agreement, the Custodial Agreement, the Administration Agreement, the Trust Agreement, the UCC financing statements, the Fee Letter, the Control Agreement, the Control Account Intercreditor Agreement, each Hedge Agreement and all other agreements, documents or instruments delivered in connection with the transactions contemplated thereby, and “Facility Document” shall mean any of them.

“Facility Limit” shall mean, on any date of determination, the sum of the Purchaser Commitment Amounts with respect to each of the Purchaser Groups and the Non-Conduit Committed Purchasers on such date. The Facility Limit shall be reduced by the Purchaser Commitment Amount of each Non-Extending Purchaser on the Facility Termination Date with respect to such Non-Extending Purchaser (or, in the case of an Extending Noteholder which is extending its Facility Termination Date for an amount less than its entire Purchaser Commitment Amount, the non-Extended Portion of the related Purchaser Commitment Amount). On the Closing Date, the Facility Limit shall be $300,000,000.

“Facility Termination Date” shall mean, with respect to any Purchaser Group or Non-Conduit Committed Purchaser, September 26, 2012, as such date may be extended in accordance with Section 2.3(c) of the Note Purchase Agreement.

“Fee Letter” shall mean, as the context shall require, the (i) Fee Letter among the Issuer, the Performance Guarantor, MORI, each Purchaser, the Administrative Agent, each Funding Agent and Non-Conduit Committed Purchaser relating to the Up-Front Fees, (ii) Fee Letter among the Issuer, the Performance Guarantor, MORI and the Structuring Agent relating to the Structuring Fee, or (iii) Fee Letter among the Issuer, MORI, the Performance Guarantor and the Administrative Agent relating to the Administrative Agent Fee, in each case, as such fee letter may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“FICO” means a credit risk score for individuals calculated using the model developed by Fair, Isaac and Company. Any reference to a FICO score in a Facility Document shall mean the FICO score attributed to any Domestic Obligor at the time of sale of an interest in a Timeshare Property to such Domestic Obligor; provided that if there is more than one Domestic Obligor with respect to a Timeshare Loan, any reference to a FICO score in a Facility Document shall mean the FICO score attributed to, (i) if such Timeshare Loan was originated on or prior to November 30, 2005, either (A) the FICO score of the primary Domestic Obligor or (B) the average of the FICO Scores of the primary and secondary Domestic Obligor or (ii) if such Timeshare Loan was originated after November 30, 2005, the primary Domestic Obligor, in each case at the time of sale of an interest in a Timeshare Property to such Domestic Obligors.

“FICO 600 to 649 Loan Group” means all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 600 to and including 649.

“FICO 650 to 699 Loan Group” means all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 650 to and including 699.

“FICO 700 to 749 Loan Group” means all Borrowing Base Loans for which the related Domestic Obligors have FICO scores in the range from and including 700 to and including 749.

“FICO 750 Plus Loan Group” means all Borrowing Base Loans for which the related Domestic Obligors have FICO scores equal to or greater than 750.

“Financial Covenants” means:

(i) prior to the Spin-Off Date or if the Spin-Off Date does not occur, (A) the covenant contained in the MI Credit Facility that Marriott International maintain a maximum Leverage Ratio (as such term is defined in the MI Credit Facility) and (B) any other numerical financial covenant or covenants found in the MI Credit Facility, in each case, as and when required under the MI Credit Facility; or

(ii) if the Spin-Off Date does occur and the Corporate Revolver Facility is executed and is in full force and effect, (A) the covenant contained in the Corporate Revolver Facility that relate to (1) Consolidated Tangible Net Worth, (2) the maximum ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA and (3) minimum Consolidated Interest Coverage Ratio (as such terms are defined in the Corporate Revolver Facility), (B) the Minimum Consolidated Tangible Net Worth Floor Covenant and (C) any other numerical financial covenant or covenants found in the Corporate Revolver Facility, as and when required under the Corporate Revolver Facility; or

(iii) if the Spin-Off Date does occur but the Corporate Revolver Facility is not executed or if the Corporate Revolver Facility is executed but subsequently terminated, (A) the Minimum Consolidated Tangible Net Worth Covenant, (B) the Consolidated Total Debt to Consolidated Adjusted EBITDA Covenant, (C) the Consolidated Interest Coverage Ratio Covenant and (D) the Minimum Consolidated Tangible Net Worth Floor Covenant, in each case, utilizing the definitions, to the extent necessary, contained in Schedule I to these Standard Definitions.

“Foreign Country” shall mean a jurisdiction that is not the “United States” (as defined in Section 7701(a)(9) of the Code), Canada, Guam, Puerto Rico, the U.S. Virgin Islands or any of the territories of the United States.

“Foreign Obligor” shall mean an Obligor that is not a citizen or resident of, and making payments from, the “United States” (as defined in Section 7701(a)(9) of the Code), Canada, Guam, Puerto Rico, the U.S. Virgin Islands or any of the territories of the United States, provided, that having a “military address” outside of the United States or making payments from such an address shall not cause a United States citizen or resident Obligor to be deemed a Foreign Obligor.

“Foreign Timeshare Loan” means a Borrowing Base Loan for which the related Obligor is a Foreign Obligor.

“Foreign Timeshare Loan Group I” means Borrowing Base Loans which are Foreign Timeshare Loans with an aggregate Loan Balance up to and including an amount equal to 25% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Foreign Timeshare Loan Group II” means Borrowing Base Loans which are Foreign Timeshare Loans with an aggregate Loan Balance in excess of 25% but less than 40% of the Aggregate Loan Balance of all Borrowing Base Loans.

“Funding Agent-Related Persons” shall mean the applicable Funding Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Funding Agent” shall have the meaning set forth in the Preliminary Statement of the Note Purchase Agreement.

“Funding Date” shall mean the Initial Funding Date or the date on which the Outstanding Note Balance is increased pursuant to Section 2.2 of the Note Purchase Agreement.

“Funding Period” shall mean, with respect to any portion of the Purchaser Invested Amount with respect to any Purchaser Group: (i) if such amount accrues interest by reference to the CP Rate in accordance with Section 2.8 of the Note Purchase Agreement a period selected by the Funding Agent for such Purchaser Group and notified to the Issuer and with the consultation of the Issuer, it being understood that such Funding Agent shall have the sole right to choose such period; (ii) if such amount accrues interest by reference to the Adjusted LIBOR Rate in accordance with Section 2.8 of the Note Purchase Agreement, the period determined in accordance with Section 2.8 of the Note Purchase Agreement; (iii) if such amount accrues interest by reference to the Bank Base Rate in accordance with Section 2.8 of the Note Purchase Agreement, a period of from 1 to 30 days; provided, however, that whenever the last day of a Funding Period would otherwise occur on a day other than a Business Day, the last day of such Funding Period shall be extended to occur on the next succeeding Business Day.

“Funding Source” shall have the meaning set forth in Section 4.2 of the Note Purchase Agreement.

“GAAP” generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the Financial Covenants, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(t) of the Note Purchase Agreement. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in the Indenture and Servicing Agreement, then the Issuer and the Administrative Agent agree to enter into negotiations in order to amend such provisions of the Indenture and Servicing Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Performance Guarantor’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer, the Administrative Agent and the Majority Facility Investors, all financial covenants, standards and terms in the Indenture and Servicing Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grant” shall mean to grant, bargain, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm.

“GRM Resort” means a Resort operating under the Grand Residences by Marriott brand.

“Gross Excess Spread Percentage” shall mean for any Due Period the percentage equivalent of a fraction:

(A) the numerator of which is the product of:

(x) the sum of (i) all collections for such Due Period on the Borrowing Base Loans attributable to interest and (ii) amounts received from a Qualified Hedge Counterparty during such Due Period, minus the sum of (i) the Interest Distribution Amount on the related Payment Date, (ii) the Servicing Fee on the related Payment Date; and (iii) any Net Hedge Payment due on the related Payment Date;

(y) 360, divided by the actual number of days in such Due Period, and

(B) the denominator of which is the average daily Aggregate Loan Balance for such Due Period.

“Hedge Agreement” shall mean collectively (i)(A) the related ISDA Master Agreement, the related Schedule to the ISDA Master Agreement, and the related Confirmation or (B) an ISDA long form confirmation, and (ii) to the extent applicable, pursuant to Section 3.03(a)(ix) of the Indenture, an ISDA Credit Support Annex relating thereto.

“Hedge Agreement Collateral Posting Requirements” shall have the meaning set forth in Section 3.03(a)(ix) of the Indenture and Servicing Agreement.

“Hedge Amortization Schedule” shall mean the amortization schedule prepared from time to time by the Administrative Agent in accordance with Section 3.03(e) of the Indenture in connection with the Hedge Agreements based on (i) the timeshare loan data file prepared by the Issuer and the Servicer for the Administrative Agent and (ii) the commercially reasonable assumptions regarding payment, prepayment and defaults on the Timeshare Loans agreed upon by the Issuer and the Administrative Agent in writing.

“Hedge Collateral Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(d) of the Indenture and Servicing Agreement.

“Hedge Counterparty” shall mean the initial counterparty under a Hedge Agreement, and any Qualified Hedge Counterparty to such Hedge Agreement thereafter.

“Hedge Event of Default or Termination Event” shall mean any event of default or termination event under a Hedge Agreement.

“Hedge Requirements” shall have the meaning specified in Section 3.03 of the Indenture and Servicing Agreement.

“Hedge Termination Payment” shall mean any termination payment due to a Hedge Counterparty as a result of a termination of a Hedge Agreement.

“Highest Country Concentration” shall mean, with respect to all the Borrowing Base Loans, the Foreign Country with the highest concentration of Foreign Obligors, measured by Loan Balance.

“Highest Five State Concentration” shall mean, with respect to all the Borrowing Base Loans, the states in the United States with the five highest concentrations of Obligors, measured by Loan Balance.

“Highest Lawful Rate” shall have the meaning specified in Section 3 of the Sale Agreement.

“Highest State Concentration” shall mean, with respect to all the Borrowing Base Loans, the state in the United States with the highest concentration of Obligors, measured by Loan Balance.

“Highest Three Countries Concentration” shall mean, with respect to all the Borrowing Base Loans, the Foreign Countries with the three highest concentrations of Foreign Obligors, measured by Loan Balance.

“Holder” or “Noteholder” shall mean a holder of any Note.

“Increase” shall have the meaning set forth in Section 2.2(a) of the Note Purchase Agreement.

“Indemnified Amounts” shall have the meaning set forth in Section 4.1 of the Note Purchase Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 4.1 of the Note Purchase Agreement.

“Indenture and Servicing Agreement” shall mean the Indenture and Servicing Agreement, dated as of September 1, 2011, among the Issuer, the Servicer, the Indenture Trustee and the Back-Up Servicer, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Indenture Trustee” shall mean Wells Fargo Bank, National Association, or such successor as set forth in Section 7.09 of the Indenture and Servicing Agreement.

“Indenture Trustee Expenses” shall mean reasonable out-of-pocket expenses of the Indenture Trustee incurred in connection with performance of the Indenture Trustee’s obligations and duties under the Indenture and Servicing Agreement.

“Indenture Trustee Fee” shall equal $1,500 per month.

“Initial Funding Date” shall mean the date initial advances are made on the Notes pursuant to Sections 2.2 and 3.3 of the Note Purchase Agreement.

“Initial Outstanding Note Balance” shall be zero on the Closing Date and thereafter shall have the meaning set forth in Section 2.1 of the Note Purchase Agreement.

“Initial Trial Balance” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Insurance Proceeds” means (i) proceeds of any insurance policy, including property insurance policies, casualty insurance policies and title insurance policies and (ii) any condemnation proceeds, in each case which relate to the Timeshare Loans or the Timeshare Properties and are paid or required to be paid to, and may be retained by, the Issuer, any of its Affiliates or to any mortgagee of record.

“Intended Tax Characterization” shall have the meaning specified in Section 4.04(b) of the Indenture and Servicing Agreement.

“Interest Accrual Period” shall mean, with respect to a Payment Date, the period beginning on and including the immediately preceding Payment Date and ending on and excluding such Payment Date; provided that the initial Interest Accrual Period will begin on and include the Closing Date and end on and exclude the initial Payment Date.

“Interest Distribution Amount” shall mean for each Note on any Payment Date, the sum of:

(i) an amount equal to the Carrying Costs for the related Interest Accrual Period with respect to a Non-Conduit Committed Purchaser that holds such Note or the Purchaser Group in whose Funding Agent’s name such Note is registered, as applicable, as such amount is reported to the Indenture Trustee by the Administrative Agent or the Servicer, and

(ii) the related Usage Fees; and

(iii) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the rate used to calculate the Carrying Cost plus the rate used to calculate the Usage Fees for such Payment Date.

“Issuer” shall mean Marriott Vacations Worldwide Owner Trust 2011-1, a Delaware statutory trust, together with its successors and permitted assigns.

“Issuer Order” shall mean a written order or request delivered to the Indenture Trustee and signed in the name of the Issuer by an Authorized Officer.

“Law” shall mean any applicable law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“LIBOR Rate” shall mean, (a) with respect to any Funding Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Funding Period for a term equal to the length of such Funding Period, as determined in accordance with Section 2.8 of the Note Purchase Agreement or (b) with respect to any day during an Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page or such other page or service as each Non-Conduit Committed Purchaser shall determine in its sole discretion) as the London interbank offered rate for deposits in U.S. dollars for a term of thirty (30) days at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Business Day on the immediately preceding London Business Day; provided, however, if more than one rate is specified on the applicable page or screen, the applicable rate shall be the arithmetic mean of all such rates. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, (a) for any Funding Period, the rate at which deposits in U.S. dollars are offered to the applicable Funding Agent in the London interbank market at approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Funding Period for a term equal to the length of such Funding Period or (b) for any day during an Interest Accrual Period, the rate at which deposits in U.S. dollars are offered to the applicable Non-Conduit Committed Purchaser in the London interbank market at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Business Day on the immediately preceding London Business Day for a term of thirty (30) days.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, security interest, claim, participation, encumbrance, levy, lien or charge.

“Liquidation” shall mean with respect to any Defaulted Timeshare Loan, the sale or compulsory disposition of the related Timeshare Property, following foreclosure, other enforcement action or the taking of a deed-in-lieu of foreclosure, to a Person other than the Servicer or the Issuer and the delivery of a bill of sale or the recording of a deed of conveyance with respect thereto, as applicable.

“Liquidation Expenses” shall mean, with respect to a Defaulted Timeshare Loan, the out-of-pocket expenses (exclusive of overhead expenses) incurred by the Servicer in connection with the performance of its obligations under Sections 5.03 (a) (vii) through (ix) in the Indenture and Servicing Agreement, including (i) any foreclosure and other repossession expenses incurred with respect to such Timeshare Loan, (ii) (a) if MORI or an Affiliate thereof (a “Marriott Servicer”) is the Servicer, commissions and marketing and sales expenses incurred with respect to the sale of the related Timeshare Property or Vacation Interest (calculated as the Marriott Average Marketing and Sales Percentage of the total liquidation or resale price of such Timeshare Property or Vacation Interest (expressed as a dollar figure)), or (b) if a Marriott Servicer is no longer the Servicer or, a Marriott Servicer in its sole discretion elects to permanently cease using the methodology described in (a) above, actual commissions and actual marketing and sales expenses incurred with respect to the sale of the related Timeshare Property or Vacation Interest, and (iii) any other fees and expenses reasonably applied or allocated in the ordinary course of business with respect to the Liquidation of such Defaulted Timeshare Loan

(including any assessed timeshare association fees); provided, however, that in each case, any fees, expenses and commissions must be commercially reasonable and incurred in accordance with the Servicing Standard.

“Liquidation Proceeds” shall mean with respect to the Liquidation of any Defaulted Timeshare Loan, the amounts actually received by the Servicer in connection with such Liquidation including any rental income, less related rental expenses.

“Liquidity Agreement” shall mean an agreement between a Conduit and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support, credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of such Conduit in connection with the issuance by such Conduit of Commercial Paper or the borrowing by such Conduit of the proceeds of Commercial Paper.

“Liquidity Provider” shall mean the Person or Persons who will provide liquidity or program support to a Conduit in connection with the issuance by such Conduit of Commercial Paper or the borrowing by such Conduit of the proceeds of Commercial Paper.

“Loan Balance” shall mean, for any date of determination, the outstanding principal balance due under or in respect of a Timeshare Loan (including a Defaulted Timeshare Loan).

“Loan Number” shall mean, with respect to any Timeshare Loan, the number assigned to such Timeshare Loan by the Servicer, which number is set forth in the related Schedule of Timeshare Loans, as amended from time to time.

“London Business Day” shall mean, with respect to the determination of the LIBOR Rate, any Business Day other than a Business Day on which banking institutions in London, England trading in dollar deposits in the London interbank market are authorized or obligated by law or executive order to be closed.

“Lost Note Affidavit” shall mean the affidavit to be executed in connection with any delivery of a copy of an original Obligor Note in lieu of such original, in the form of Exhibit C attached to the Purchase Agreement and the Sale Agreement.

“Major Credit Card” shall mean a credit card issued by any VISA USA, Inc., MasterCard International Incorporated, American Express Company, Discover Bank or Diners Club International Ltd. credit card affiliate or member entity.

“Majority Facility Investors” shall mean at any time, Purchaser Groups and/or Non-Conduit Committed Purchasers having Commitment Percentages aggregating more than 51%.

“Majority Purchaser Group Investors” shall mean at any time, with respect to each Purchaser Group, the Alternate Purchasers with respect to such Purchaser Group having Alternate Purchaser Percentages aggregating more than 51%.

“Mandatory Redemption Date” means the Payment Date occurring in the 13th calendar month after the calendar month in which the last Facility Termination Date occurs; provided, however, if, on the Facility Termination Date, an Amortization Event exists, the Mandatory Redemption Date means the Payment Date occurring in the 3rd calendar month after the calendar month in which the Facility Termination Date occurs.

“Margin Stock” shall have the meaning provided in Regulation U.

“Marriott Average Marketing and Sales Percentage” shall mean, with respect to any Payment Date, (a) the sum of the Marriott Marketing and Sales Percentages for the three four week accounting periods immediately preceding the first day of the calendar month in which such Payment Date occurs, divided by (b) three.

“Marriott Entity” means any of (a) the Issuer, (b) the Seller, (c) MORI and (d) the Performance Guarantor.

“Marriott International” shall mean Marriott International, Inc., a Delaware corporation.

“Marriott IP Agreement” means the license, services and development agreement, by and among Marriott International, Marriott Worldwide Corporation and MVW pursuant to which, among other things, MVW licenses the right to use the certain marks and intellectual property of Marriott International and Marriott Worldwide Corporation, including the name and mark “Marriott” in connection with the MVW’s Vacation Ownership Business.

“Marriott Marketing and Sales Percentage” shall mean the (a) the marketing and sales expenses (including sales commissions) incurred by all resorts of the applicable Marriott Vacation Club International brand during a four week accounting period, divided by (b) the aggregate sales revenue for all resorts of the applicable Marriott Vacation Club International brand during such four week accounting period (expressed as a percentage).

“Material Adverse Effect” shall mean, with respect to any Person and any event or circumstance, a material adverse effect on (a) the business, properties, operations or condition (financial or otherwise) of such Person, (b) the ability of such Person to perform its respective obligations under any Facility Documents to which it is a party, (c) the validity or enforceability of, or collectability of amounts payable under, any Facility Documents to which it is a party, (d) the status, existence, perfection or priority of any Lien granted by such Person under any Facility Documents to which it is a party, or (e) the value, validity, enforceability or collectability of the Trust Estate.

“MI Credit Facility” means that certain U.S. $1,750,000,000 Second Amended and Restated Credit Agreement dated as of June 23, 2011, among Marriott International, Bank of America, N.A., as administrative agent, and the other financial institutions identified therein, as such agreement may be amended, supplemented, replaced, refinanced or otherwise modified or waived from time to time. In the event that such agreement or its successor is terminated without replacement, “MI Credit Facility” shall mean Marriott International’s principal bank revolving credit agreement as in effect at the time of determination, and in the event that no such bank revolving credit agreement exists, the “MI Credit Facility” shall mean the MI Credit Facility as most recently in effect.

“Minimum Consolidated Tangible Net Worth Floor Covenant” shall mean the requirement that the Consolidated Tangible Net Worth of MVW must be, at all times, at least $700,000,000.

“Miscellaneous Payments” shall mean, with respect to any Timeshare Loan, any amounts received from or on behalf of the related Obligor representing assessments, payments relating to real property taxes, insurance premiums, maintenance fees and charges and condominium association fees and any other payments not owed under the related Obligor Note.

“Monthly Reports” shall have the meaning specified in Section 5.19(b) of the Indenture and Servicing Agreement.

“Monthly Servicer Report” shall have the meaning specified in Section 5.05 of the Indenture and Servicing Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MORI” shall mean Marriott Ownership Resorts, Inc., a Delaware corporation.

“MORI Affiliated Manager” shall mean MRHC or any other wholly-owned subsidiary of MORI.

“Mortgage” shall mean the original recorded mortgage, deed of trust or other act or instrument creating a first priority lien on a Timeshare Property securing a Mortgage Loan, or a copy thereof certified by the applicable recording office.

“Mortgage Loan” shall mean any Timeshare Loan that is not a Right-To-Use Loan. As used in the Facility Documents, the term “Mortgage Loan” shall include the related Obligor Note, Mortgage and other security documents contained in the related Timeshare Loan File.

“MRHC” shall mean, collectively, Marriott Resorts Hospitality Corporation, a wholly owned subsidiary of MORI, Marriott Resorts Hospitality (Bahamas) Limited, a wholly owned subsidiary of Marriott Resorts Hospitality Corporation or another Affiliate of MORI, as applicable, together with their respective successors and assigns.

“MVC Resort” shall mean a resort of any Marriott Vacation Club International brand, including but not limited to, The Ritz-Carlton Club, The Ritz-Carlton Destination Club, Marriott Vacation Club Destinations and Grand Residences by Marriott, in which a fractional interest in one or more residential units or dwellings thereof has been conveyed to the MVC Trust.

“MVC Resort Association” shall mean a timeshare association relating to any MVC Resort.

“MVC Trust” shall mean MVC Trust, a Florida land trust (Florida Land Trust No. 1082-0300-00) established pursuant to the MVC Trust Agreement.

“MVC Trust Agreement” shall mean that certain trust agreement, dated March 11, 2010, by and among MORI, First American Trust, FSB and MVC Trust Owners Association, a Florida corporation not for profit.

“MVC Trust Association” means MVC Trust Owners Association, Inc., a Florida not-for-profit corporation

“MVC Trustee” shall mean First American Trust, FSB, as Trustee of the MVC Trust.

“MVC Unit” shall mean a residential unit or dwelling at a MVC Resort.

“MVW” shall mean Marriott Vacations Worldwide Corporation, a Delaware corporation.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Net Hedge Payment” shall mean the net amount, if any, then payable by the Issuer to the Hedge Counterparty under a Hedge Agreement, excluding any Hedge Termination Payment.

“Non-Conduit Committed Purchaser” shall mean any Purchaser which is designated as a Non-Conduit Committed Purchaser on Schedule I to the Note Purchase Agreement or in the Assignment and Assumption Agreement pursuant to which such Purchaser became a party to the Note Purchase Agreement, and any permitted assignee thereof.

“Non-Extending Purchaser” means any Purchaser Group or Non-Conduit Committed Purchaser who shall not have agreed to an extension of its Facility Termination Date pursuant to Section 2.3(c) of the Note Purchase Agreement.

“Note Purchase Agreement” shall mean that note purchase agreement, dated the Closing Date, by and among the Issuer, the Seller, the Performance Guarantor, the Servicer, the Purchasers, Funding Agents and the Administrative Agent.

“Note Register” shall have the meaning specified in Section 2.03(a) of the Indenture and Servicing Agreement.

“Note Registrar” shall have the meaning specified in Section 2.03(a) of the Indenture and Servicing Agreement.

“Notes” shall mean the Issuer’s Timeshare Loan-Backed Variable Funding Notes, Series 2011-1, issued pursuant to the Indenture and Servicing Agreement.

“Notes Increase Amount” shall have the meaning set forth in Section 2.2(a) of the Note Purchase Agreement.

“NPA Costs” means, as of any Payment Date, the Breakage and Other Costs due and payable on such Payment Date in accordance with the Note Purchase Agreement.

“Obligations” shall have the meaning set forth in Section 1(a)(ii) of the Performance Guaranty.

“Obligor” shall mean a Person obligated to make payments under a Timeshare Loan.

“Obligor Note” shall mean the original, executed promissory note or other instrument of indebtedness evidencing the indebtedness of an Obligor under a Timeshare Loan, which note or instrument shall be substantially in the form of Exhibit B attached to the Sale Agreement, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note or instrument.

“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer of the related party.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” shall mean a written opinion of counsel, in each case reasonably acceptable to the addressees thereof.

“Originator” shall mean, with respect to a Timeshare Loan, the original lender, mortgagee or similar party.

“Other Issuer” shall mean any Person other than the Issuer that has entered into a receivables purchase agreement, transfer and administration agreement or other similar agreement with the applicable Conduit.

“Outstanding” shall mean, with respect to the Notes, as of any date of determination, all Notes theretofore authenticated and delivered under the Indenture and Servicing Agreement except:

(a) Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes or portions thereof for whose payment money in the necessary amount has been theretofore irrevocably deposited with the Indenture Trustee in trust for the holders of such Notes for the payment of principal; and

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture and Servicing Agreement unless proof satisfactory to the Indenture Trustee is presented that any such Notes are held by a Person in whose hands the Note is a valid obligation; provided, however, that in determining whether the holders of the requisite percentage of the Outstanding Note Balance have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, Notes owned by the Issuer or any Affiliate of the Issuer or any entity consolidated in Marriott International’s financial statements prior to the Spin-Off Date, or in MORI’s and/or MVW’s consolidated financial statements shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee actually has notice are so owned shall be so disregarded.

“Outstanding Note Balance” shall mean, as of any date of determination, the Initial Outstanding Note Balance plus (i) the aggregate amount of Increases made with respect to the Notes pursuant to the Indenture and Servicing Agreement and the Note Purchase Agreement, less (ii) the aggregate amount of all principal payments on the Notes on or prior to such date of determination, less (iii) the principal amount of any Notes cancelled pursuant to Section 2.13 of the Indenture and Servicing Agreement; provided, that any principal payments required to be returned to the Issuer shall be reinstated to the Outstanding Note Balance. For purposes of consents, approvals, voting or other similar acts of the Noteholders under any of the Facility Documents, “Outstanding Note Balance” shall exclude amounts with respect to Notes or interests in Notes which are held by the Issuer or any Affiliate of the Issuer or any entity consolidated in Marriott International’s financial statements prior to the Spin-Off Date or in MORI’s and/or MVW’s, consolidated financial statements.

“Owner” shall mean MVCO Series LLC, a Delaware limited liability company, or any subsequent owner of the beneficial interest in the Issuer.

“Owner Trustee” shall mean Wilmington Trust, National Association, or any successor thereof, acting not in its individual capacity but solely as trustee under the Trust Agreement.

“Owner Trustee Fee” shall equal $4,500 a year paid in accordance with Section 3.04 of the Indenture and Servicing Agreement.

“Participants” shall have the meaning set forth in Section 5.10(e) of the Note Purchase Agreement.

“Payment Date” shall mean the 20th day of each calendar month, or, if such date is not a Business Day, then the next succeeding Business Day, commencing in October 2011.

“PAC” shall mean an arrangement whereby an Obligor makes payments under the Timeshare Loan via pre-authorized debit.

“Percentage Interest” shall mean, as of any date with respect to any Purchaser Group or Non-Conduit Committed Purchaser, the percentage equivalent of a fraction, (i) the numerator of which is the outstanding principal amount on such date of the Note registered in the name of the Funding Agent for such Purchaser Group or such Non-Conduit Purchaser, as applicable and (ii) the denominator of which is the Outstanding Note Balance on such date.

“Performance Guarantor” shall mean (i) prior to the Spin-Off Date, both Marriott International and MVW or their respective successors, and (ii) on and after the Spin-Off Date, MVW or such successor.

“Performance Guaranty” shall mean that Performance Guaranty, dated as of September 1, 2011, given by the Performance Guarantor in favor of the Issuer, the Servicer, the Seller and the Indenture Trustee.

“Permitted Liens” shall mean, as to any Timeshare Property, (a) the lien of current real property taxes, maintenance fees, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with the current use of the Timeshare Property or the security intended to be provided by the related Mortgage or with the Obligor’s ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property and (c) the exceptions (general and specific) set forth in the related title insurance policy, none of which, individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage or with the Obligor’s ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property.

“Permitted Transferee” shall mean any commercial paper conduit, bank, financial institution or other Person, as applicable (i) which is an existing Purchaser, (ii) the unsecured debt obligations of which are rated no lower than the applicable rating of the Purchaser from which it is purchasing an interest in a Note pursuant to Section 5.10 or (iii) to which the Issuer has consented becoming a Purchaser (such consent not to be unreasonably withheld).

“Person” shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Post-Office Box” shall mean each post office box to which Obligors are directed to make payments in respect of the Timeshare Loans. A list of all Post-Office Boxes on the Closing Date has been provided by the Issuer (or its agent) to the Administrative Agent and the Indenture Trustee.

“Potential Amortization Event” means an event which, but for the lapse of time or the giving of notice or both, would constitute an Amortization Event.

“Potential Event of Default” means an event which, but for the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Potential Servicer Event of Default” means an event which, but for the lapse of time or the giving of notice or both, would constitute a Servicer Event of Default.

“Pre-Completion Loan” shall mean any Weeks-Based Timeshare Loan for which the related Unit is not completed and located in or on the floor or building in the Resort specified in the related Additional Timeshare Loan Supplement, or is not ready for occupancy by timeshare owners. A Timeshare Loan shall cease to be a Pre-Completion Loan on the date on which the related Unit’s construction has been completed in accordance with applicable brand standards and becomes available for occupancy by timeshare owners.

“Predecessor Servicer Work Product” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Prepayment Notice” shall have the meaning set forth in Section 10.01 of the Indenture and Servicing Agreement.

“Pricing Increase Notice” shall have the meaning set forth in Section 2.8(a) of the Note Purchase Agreement.

“Pricing Increase Rescission” shall have the meaning set forth in Section 2.8(a) of the Note Purchase Agreement.

“Principal Distribution Amount” shall mean an amount equal to the Borrowing Base Shortfall on such Payment Date.

“Processing Charges” shall mean any amounts due under an Obligor Note in respect of processing fees, service fees or late fees.

“Purchase Agreement” shall mean the agreement, dated as of September 1, 2011, by and between MORI and the Seller pursuant to which MORI sells the Timeshare Loans to the Seller.

“Purchase Contract” shall mean the purchase contract pursuant to which an Obligor purchased a Timeshare Property.

“Purchase Price” shall mean the original price of the Timeshare Property purchased by an Obligor.

“Purchasers” shall mean, collectively, the Conduits and the Committed Purchasers.

“Purchaser Addition Date” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Purchaser Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit B to the Note Purchase Agreement.

“Purchaser Commitment Amount” shall mean (x) with respect to any Purchaser Group, the aggregate Commitments of the Alternate Purchasers which are members of such Purchaser Group and (y) with respect to any Non-Conduit Committed Purchaser, the Commitment of such Non-Conduit Committed Purchaser. The Purchaser Commitment Amount with respect to each Purchaser Group or Non-Conduit Committed Purchaser shall be reduced to zero on the Facility Termination Date with respect to such Purchaser Group or Non-Conduit Committed Purchaser.

“Purchaser Fees” shall have the meaning specified in the Fee Letter.

“Purchaser Group” shall mean, collectively, a Conduit and the Alternate Purchaser or Alternate Purchasers with respect to such Conduit.

“Purchaser Invested Amount” means, with respect to any Purchaser Group or Non-Conduit Committed Purchaser as of any date, such Purchaser Group’s or Non-Conduit Committed Purchaser’s Percentage Interest multiplied by the Outstanding Note Balance on such date.

“Purchaser Termination Date” shall mean, with respect to each Purchaser Group or Non-Conduit Committed Purchaser, the earlier of (i) the date on which an Amortization Event or an Event of Default occurs and (ii) two Business Days prior to the Facility Termination Date with respect to such Purchaser Group or Non-Conduit Committed Purchaser.

“Qualified Hedge Counterparty” means (a) a counterparty to a Hedge Agreement and which has a long-term unsecured debt rating of at least Baa2 from Moody’s and a short-term unsecured debt rating of at least P-1 from Moody’s, or (b) a counterparty to an existing Hedge Agreement who experiences a downgrade by Moody’s below the ratings specified in clause (a) above but satisfies the Hedge Agreement Collateral Posting Requirements; provided that for purposes of this clause (b), a downgraded counterparty shall cease to be a Qualified Hedge Counterparty if such counterparty has not been upgraded to meet the requirements of clause (a) above within 60 days of such downgrade.

“Qualified Substitute Timeshare Loan” shall mean a Timeshare Loan which on the related Transfer Date is an Eligible Timeshare Loan.

“Rating Agencies” shall mean S&P and Moody’s, or their permitted successors and assigns.

“RCC Resort” means a Resort operating under The Ritz-Carlton Club brand.

“Receivables” shall mean all funds, collections and other proceeds of a Timeshare Loan including without limitation (i) all scheduled payments or recoveries made in the form of money, checks, and like items to, or a wire transfer or an automated clearinghouse transfer received by the Issuer, the Servicer or the Indenture Trustee in respect of such Timeshare Loan, and (ii) all amounts received by the Issuer, the Servicer or the Indenture Trustee in respect of the Related Security for such Timeshare Loan.

“Recipient” shall have the meaning set forth in Section 2.6 of the Note Purchase Agreement.

“Record Date” shall mean, with respect to any Payment Date, the close of business on the last Business Day of the month preceding the month in which such Payment Date occurs.

“Records” shall mean all Timeshare Loan Files and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Timeshare Loans and the related Obligors.

“Regulatory Change” shall have the meaning set forth in Section 4.2 of the Note Purchase Agreement.

“Related Additional Alternate Purchasers” shall have the meaning set forth in Section 2.3(d) of the Note Purchase Agreement.

“Related Commercial Paper” shall mean, with respect to any Conduit, the Commercial Paper of such Conduit, all or a portion of the proceeds of which were used to finance the acquisition or maintenance of an interest in the Notes.

“Related Security” shall mean with respect to any Timeshare Loan, (i) all of the Issuer’s interest in the Timeshare Property arising under or in connection with the related Mortgage or Right-to-Use Agreement, and the related Timeshare Loan Files relating to such Timeshare Loan, but not including any Miscellaneous Payments, (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Timeshare Loan, together with all mortgages, assignments and financing statements signed by an Obligor describing any collateral securing such Timeshare Loan, (iii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Timeshare Loan, (iv) all other security and books, records and computer tapes relating to the foregoing and (v) all of the Issuer’s right, title and interest in and to the Custodial Agreement and the Collection Account (or any other account into which collections in respect of the Timeshare Loans may be deposited from time to time).

“Relevant UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Repurchase Price” shall mean with respect to any Timeshare Loan to be purchased by the Seller pursuant to the Sale Agreement, a cash price equal to the Loan Balance of such Timeshare Loan as of the date of such repurchase, together with all accrued and unpaid interest on such Timeshare Loan at the related coupon rate to but not including the due date in the then current Due Period; provided that the “Repurchase Price” with respect to any Defaulted Timeshare Loan repurchased by the Seller pursuant to the Sale Agreement prior to the date which is one year after the Closing Date, shall mean a cash price equal to the Loan Balance of such Defaulted Timeshare Loan as of the date of such repurchase.

. “Repurchased Timeshare Loans” shall mean the most seasoned $30,000,000 of Timeshare Loans that were part of the Securitized Portfolio and were released from the related securitization pursuant to a clean-up call, optional redemption or similar mechanism and subsequently sold by the Seller to the Issuer pursuant to the Sale Agreement and included as Borrowing Base Loans.

“Request for Release” shall be a request signed by the Servicer in the form attached as Exhibit B to the Custodial Agreement.

“Required Cap Rate” means for any Interest Accrual Period and for any Hedge Agreement in the form of an interest rate cap, the weighted average coupon for the Borrowing Base Loans as of the last day of the related Due Period, less 8.50%.

“Required Facility Investors” shall mean at any time Purchaser Groups and/or Non-Conduit Committed Purchasers having Commitment Percentages aggregating more than 66 2/3%.

“Required Payments” shall mean with respect to any Payment Date, the items set forth in (i) through (xii) of Section 3.04(a) of the Indenture and Servicing Agreement without regard to Available Funds.

“Required Rating” shall have the meaning set forth in Section 3.7 of the Note Purchase Agreement.

“Reserve Account” shall mean the account maintained by the Indenture Trustee pursuant to Section 3.02(b) of the Indenture and Servicing Agreement.

“Reserve Account Draw Amount” shall have the meaning specified in Section 3.02(b)(ii) of the Indenture and Servicing Agreement.

“Reserve Account Required Balance” shall mean for any date of determination, 0.50% of the Aggregate Loan Balance of the Borrowing Base Loans.

“Reserve Account Required Funding Date Deposit” means, as of any Funding Date, the amount required to be deposited on such Funding Date such that the amount on deposit in the Reserve Account is equal to the Reserve Account Required Balance. For purposes of calculating the Reserve Account Required Funding Date Deposit for a Funding Date, the Aggregate Loan Balance shall be measured as of the last day of the Due Period related to the immediately preceding Payment Date (or, with respect to the Additional Timeshare Loans conveyed on such Funding Date or Timeshare Loan conveyed during the same Due Period, the related Cut-off Date).

“Resort” shall mean any of the following resorts: Marriott’s Aruba Ocean Club; Marriott’s Aruba Surf Club; Marriott’s Barony Beach Club; Marriott’s BeachPlace Towers; Marriott’s Canyon Villas; Marriott’s Crystal Shores; Marriott’s Cypress Harbour; Marriott’s Desert Springs Villas; Marriott’s Desert Springs Villas II; Marriott’s Douglas at Streamside; Marriott’s Evergreen at Streamside; Marriott’s Fairway Villas; Marriott’s Frenchman’s Cove; Marriott Grand Residence Club, Lake Tahoe; Marriott’s Grande Ocean Resort; Marriott’s Grande Vista; Marriott’s Heritage Club; Marriott’s Harbour Lake; Marriott’s Imperial Palms Villas; Marriott’s Kauai Resort and Beach Club; Marriott’s Kauai Lagoons – Kalanipu’u;

Marriott’s Ko Olina Beach Club; Marriott’s Lakeshore Reserve at Grande Lakes; Marriott’s Grand Chateau; Marriott’s Legends Edge at Bay Point; Marriott’s Manor Club at Ford’s Colony; Marriott’s Maui Ocean Club; Marriott’s Mountain Valley Lodge; Marriott’s MountainSide; Marriott Vacation Club Destinations (Points); Marriott’s Newport Coast Villas; Marriott’s Ocean Pointe; Marriott’s Oceana Palms; Marriott’s OceanWatch at Grande Dunes; Marriott’s Royal Palms; Marriott’s Sabal Palms; Marriott’s St. Kitts Beach Club; Marriott’s Shadow Ridge; Marriott’s Summit Watch; Marriott’s SurfWatch; Marriott’s Timber Lodge; Marriott’s Villas at Doral; Marriott’s Waiohai Beach Club; Marriott’s Willow Ridge Lodge; The Ritz-Carlton Club, Aspen Highlands; The Ritz-Carlton Club, Bachelor Gulch; The Ritz-Carlton Club, Jupiter; The Ritz-Carlton Club, Lake Tahoe; The Ritz-Carlton Club, San Francisco; The Ritz-Carlton Club, St. Thomas; or the Ritz-Carlton Club, Vail.

“Resort Associations” shall mean any of the following associations: Aspen Highlands Condominium Association, Inc.; Association of Apartment Owners of Marriott’s Kauai Resort and Beach Club; Association of Apartment Owners of Maui Ocean Club; Association of Owners of Waiohai Beach Club; Association of Owners of Kalanipu’u Condominium; Barony Beach Club Owners’ Association, Inc.; BeachPlace Towers Condominium Association, Inc.; Canyon Villas Vacation Owners Association; Cooperatieve Vereniging Aruba Surf Club a/k/a Aruba Surf Club Cooperative Association; Cooperatieve Vereniging Marriott Vacation Club of Aruba a/k/a Marriott Vacation Club International of Aruba Cooperative Association; Crystal Shores Condominium Association, Inc.; Custom House Leasehold Condominium Association, LLC; Cypress Harbour Condominium Association, Inc.; Desert Springs Villas Timeshare Association; Desert Springs Villas Master Association; Desert Springs Villas II Timeshare Association; Douglas at Streamside Condominium Association; Eagle Tree Condominium Association, Inc.; Eagle Tree Property Owners Association, Inc. Evergreen at Streamside Condominium Association; Fairway Villas at Seaview Condominium Association, Inc.; Frenchman’s Cove Condominium Owners’ Association, Inc.; Grand Chateau Owners’ Association, Inc.; Grande Ocean Resort Owners’ Association, Inc.; Grande Vista of Orlando Condominium Association, Inc.; GRCLT Condominium, Inc.; Great Bay Condominium Owners Association, Inc.; Harbour Club Owners’ Association, Inc.; HAB Condominium Association, Inc.; HAO Condominium Association, Inc; Heritage Club Owner’s Association, Inc.; Highlands Resort Club Association, Inc.; Highlands Resort Condominium Association, Inc.; Hotel Breckenridge Condominium Association; Imperial Palm Villas Condominium Association, Inc.; Kalanipu’u Vacation Owners Association; Ko Olina Beach Club Vacation Owners Association; Lakeshore Reserve Condominium Association, Inc.; Legends Edge Condominium Association, Inc.; Manor Club at Ford’s Colony Condominium Association; Manor Club at Ford’s Colony Time-Share Association; Marriott’s Kauai Beach Club Owners Association; Maui Ocean Club Vacation Owners Association; Monarch at Sea Pines Owners’ Association, Inc.; Mountain Valley Lodge Resort Owners Association, Inc.; MountainSide Condominium Association, Inc.; Newport Coast Villas Condominium Association; Newport Coast Villas Timeshare Association; Newport Coast Villas Master Association; Oceana Palms Condominium Association, Inc., Ocean Pointe at Palm Beach Shores Condominium Association, Inc.; OceanWatch Villas Owners Association; RCC-BG Condominium Association, Inc.; Royal Palms of Orlando Condominium Association, Inc.; Sabal Palms of Orlando Condominium Association, Inc.; Shadow Ridge Condominium Association; Shadow Ridge Timeshare Association; Shadow Ridge Master Association; St. Kitts Beach Club Condominium

Association, Summit Watch Condominium Owners Association, Inc.; Summit Watch Resort Owners Association, Inc.; Sunset Pointe Owners’ Association, Inc.; SurfWatch Owners Association; The Neighborhood Association, Inc.; Timber Lodge Condominium Association; Timber Lodge Timeshare Association; Villas at Doral Condominium Association, Inc.; Waiohai Beach Club Vacation Owners Association; WDL Vail Condominium Association, Inc.; WDL Vail Club Association, Inc.; 690 Market Club Owners Association, Inc.; and 690 Market Master Association, Inc.

“Responsible Officer” shall mean (a) when used with respect to the Indenture Trustee, any officer assigned to the Corporate Trust Office, including any Managing Director, Vice President, Assistant Vice President, Secretary, Assistant Secretary, Assistant Treasurer, any trust officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; (b) when used with respect to the Servicer, any officer responsible for the administration or management of the Servicer’s servicing department; and (c) with respect to any other Person, the Chairman of the Board, the President, a Vice President, the Treasurer, the Secretary, an Assistant Secretary, or the manager of such Person.

“Retained Interest” shall mean a material net economic interest of not less than 5% of the sum of the Loan Balances of the Timeshare Loans as required under and in accordance with Article 122a of the CRD.

“Right-to-Use Agreement” shall mean with respect to a Right-to-Use Loan, collectively (A) the various instruments, including a Resort’s articles of association, a Resort’s timeshare plan, a Resort’s disclosure statement used in selling Units, any share purchase agreement with an Obligor associated with such Right-to-Use Loan, that among other things: (i) in consideration of the payment of a purchase price, including payment of the related Obligor Note, grants and conveys to the Obligor shares in the related Resort Association, which in turn grants the Obligor the license or right-to-use and occupy a Timeshare Property in a Resort, (ii) imposes certain obligations on the Obligor regarding payment of the related Obligor Note, the Obligor’s use or occupancy of the Timeshare Property and the payment of a maintenance fee to the management company, and (iii) grants the holder thereof certain rights, including the rights to payment of the related Obligor Note, and to terminate the Right-to-Use Agreement or revoke the Obligor’s rights under it, to reacquire any shares of the Resort’s association, and thereafter to resell the license or right-to-use and occupy the related Timeshare Property to another Person, (B) the related Vacation Interest, and (C) the related Purchase Contract.

“Right-to-Use Loan” shall mean a Timeshare Loan that is subject to a Right-to-Use Agreement. As used in the Facility Documents, the term “Right-to-Use Loan” shall include the related Obligor Note, the Right-to-Use Agreement and other security documents contained in the related Timeshare Loan File.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Agreement” shall mean the agreement, dated as of September 1, 2011, by and between the Seller and the Issuer pursuant to which the Seller sells the Timeshare Loans to the Issuer.

“Schedule of Timeshare Loans” shall mean the list of Timeshare Loans attached to an Additional Timeshare Loan Supplement (in respect of the Purchase Agreement and Sale Agreement) and a Supplemental Grant (in respect of the Indenture and Servicing Agreement) in electronic format, as amended from time to time to reflect repurchases and substitutions pursuant to the terms of the Purchase Agreement, Sale Agreement and the Indenture and Servicing Agreement, which list shall set forth the following information with respect to each Timeshare Loan as of the related Cut-Off Date, in numbered columns:

1	Loan Number
2	Name of Obligor
3	Timeshare Estate Unit(s)/Week(s)/Number(s)/Beneficial Interest Number(s)
4	Interest Rate Per Annum
5	FICO score
6	State of Residence
7	Country of Residence
8	Date of Origination
9	Original Loan Balance
10	Maturity Date
11	Monthly Payment Amount
12	Original Term (in months)
13	Outstanding Loan Balance
14	Refinance
15	Right-to-Use Timeshare Estate
16	Pre-Completion Loan and Anticipated Completion Date

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Take-Out Date” shall mean the date of any Securitization Take-Out Transaction.

“Securitization Take-Out Transaction” shall mean any securitization or other financing of the assets securing the Notes whereby all or a portion of the Outstanding Note Balance of the Notes is repaid from the proceeds of such securitization or other financing.

“Securitized Portfolio” shall mean, as of any date, all timeshare loans originated by MORI or an Affiliate and financed by any special purpose entity and which are serviced by MORI including the timeshare loans in all term issuances, all warehouse facilities (other than the Notes) and other term securitization facilities that are outstanding as of such date.

“Securitized Portfolio Default Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of (i)(A) the sum of the Loan Balances of all Timeshare Loans in the Securitized Portfolio that became Defaulted Timeshare Loans during such Due Period (other than Defaulted Timeshare Loans for which the related seller has exercised its option, if any, to repurchase or substitute pursuant to the related transaction documents) minus (B) any remarketing proceeds received during such Due Period in respect of any Defaulted Timeshare Loans for which the related seller did not exercise its option to repurchase or substitute, divided by (ii) the aggregate Loan Balance of all Timeshare Loans in the Securitized Portfolio on the first day of such Due Period.

“Securitized Portfolio Delinquency Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of the sum of all Loan Balances of all Timeshare Loans (exclusive of Timeshare Loans that became Defaulted Timeshare Loans on or before the last day of such Due Period) included in the Securitized Portfolio that are 61 days or more delinquent on the last day of such Due Period (as determined by the Servicer in accordance with the Servicing Standard) divided by the aggregate Loan Balance of all Timeshare Loans in the Securitized Portfolio on the last day of such Due Period.

“Securitized Portfolio Three Month Rolling Average Default Percentage” means for any Payment Date, the average of the Securitized Portfolio Default Levels for the last three Due Periods.

“Securitized Portfolio Three Month Rolling Average Delinquency Percentage” means for any Payment Date, the average of the Securitized Portfolio Delinquency Levels for the last three Due Periods.

“Seller” shall mean MORI SPC Series Corp., a Delaware corporation.

“Servicing Fee” shall mean for any Payment Date, the product of one-twelfth of 0.50% and the Aggregate Loan Balance as of the beginning of the related Due Period or, with respect to any subsequent servicer, as otherwise determined pursuant to Section 5.04 of the Indenture and Servicing Agreement.

“Servicer” shall mean MORI, and any successor servicer appointed in accordance with the terms of the Indenture and Servicing Agreement.

“Servicer Event of Default” shall have the meaning specified in Section 5.04 of the Indenture and Servicing Agreement.

“Servicing Officer” shall mean those officers of the Servicer involved in, or responsible for, the administration and servicing of the Timeshare Loans, as identified on the list of Servicing Officers furnished by the Servicer to the Indenture Trustee and the Noteholders from time to time.

“Servicing Standard” shall have the meaning specified in Section 5.01 of the Indenture and Servicing Agreement.

“Spin-Off Date” means the date of the closing of the spin-off of MVW from Marriott International in a manner consistent with the transactions described in the Form 10 filed by MVW with the Securities and Exchange Commission on June 28, 2011, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on September 9, 2011, as may be further amended prior to the Closing Date.

“St. Kitts Mortgage Loan” shall mean a Mortgage Loan originated in connection with purchases of interests at St. Kitts Beach Club.

“Standard Definitions” shall mean these Standard Definitions.

“Stated Maturity” shall mean the Payment Date occurring in September 2033.

“Statutory Trust Statute” shall mean Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as the same may be amended from time to time.

“Step-Up CP Interest” shall mean, for any Interest Accrual Period with respect to any Purchaser Group, the excess of (i) the amount calculated for such Interest Accrual Period pursuant to subclause (a) of clause (x) of the definition of Carrying Costs with respect to such Purchaser Group over (ii) an amount equal to the product of (x) the average daily amount during such Interest Accrual Period of the portion of the Purchaser Invested Amount for such Purchaser Group funded by the Conduit with respect to such Purchaser Group, (y) a rate equal to the LIBOR Rate for the related Funding Period plus 1.00% and (z) the number of days in such Interest Accrual Period divided by 360.

“Structuring Agent” means Credit Suisse Securities (USA) LLC.

“Structuring Fee” shall have the meaning set forth in the Fee Letter.

“Subsidiary” shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Substitution Shortfall Amount” shall mean with respect to a substitution pursuant to Section 4.06 of the Indenture and Servicing Agreement, an amount equal to the excess, if any, of (a) the Loan Balance of the Timeshare Loan being replaced as of the related Transfer Date, together with all accrued and unpaid interest on such Timeshare Loan at the related coupon rate to but not including the due date in the related Due Period over (b) the Loan Balance of the Qualified Substitute Timeshare Loan as of the related Transfer Date. If on any Transfer Date, one or more Qualified Substitute Timeshare Loans are substituted for one or more Timeshare Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on an aggregate basis.

“Successor Servicer” shall mean the Back-Up Servicer and its permitted successors and assigns, as provided in the Indenture and Servicing Agreement, upon succeeding to the responsibilities and obligations of the Servicer in accordance with Section 5.19 of the Indenture and Servicing Agreement.

“Supplemental Grant” shall mean with respect to any Additional Timeshare Loans and other related assets pledged to the Indenture Trustee pursuant to the Indenture, a Supplemental Grant substantially in the form attached as Exhibit C of the Indenture. The Supplemental Grant shall include a Schedule of Timeshare Loans for the related Additional Timeshare Loans and an updated Schedule of Timeshare Loans for all Borrowing Base Loans.

“Tape(s)” shall have the meaning specified in Section 5.19 of the Indenture and Servicing Agreement.

“Taxes” shall have the meaning set forth in Section 4.3 of the Note Purchase Agreement.

“Timeshare Loan” shall mean a Mortgage Loan, a Right-to-Use Loan or a Qualified Substitute Timeshare Loan subject to the lien of the Indenture and Servicing Agreement.

“Timeshare Loan Acquisition Price” shall mean on any date of determination, with respect to any Timeshare Loan, an amount equal to the fair market value of such Timeshare Loan as determined by MORI under the Purchase Agreement and by the Seller under the Sale Agreement, as applicable.

“Timeshare Loan Files” shall mean with respect to each Timeshare Loan and each Obligor:

(a) an original Obligor Note (or a Lost Note Affidavit and indemnity from the Seller with a copy of such Obligor Note attached thereto), executed by the Obligor, endorsed in the form “Pay to the order of             , without recourse” (either directly on the Obligor Note or on an allonge thereto), by an Authorized Officer of the Seller showing a complete chain of endorsements from the original payee of the Obligor Note to the Seller;

(b) (x) if such Timeshare Loan is a Mortgage Loan (other than a St. Kitts Mortgage Loan), (i) an original Mortgage (or a copy thereof) with evidence that such Mortgage has been recorded in the appropriate recording office or (ii) until the original Mortgage has been returned to the originator of the Mortgage Loan by such recording office, a photocopy of an unrecorded Mortgage that has been delivered to such recording office, and the delivery of such copy of an original Mortgage or photocopy of an unrecorded Mortgage to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy or photocopy is a true and correct copy of the original Mortgage, or (y) if such Timeshare Loan is a St. Kitts Mortgage Loan, a copy of the recorded or stamped Mortgage;

(c) (x) if such Timeshare Loan is a Mortgage Loan (other than a St. Kitts Mortgage Loan), original assignments of the Mortgage (which may be a part of a blanket assignment of more than one Timeshare Loan), from the originator of the Mortgage Loan to the Indenture Trustee in recordable form but unrecorded, signed by an Authorized Officer of the originator of the Mortgage Loan or (y) if such Timeshare Loan is a St. Kitts Mortgage Loan, copies of the recorded assignments of the Mortgage from the originator of the St. Kitts Mortgage Loan to the Issuer;

(d) if such Timeshare Loan is a St. Kitts Mortgage Loan, (i) an original certificate of title (or a copy thereof) with evidence that such certificate of title has been stamped by the office of the Registrar of Titles of the Island of Saint Christopher in favor of the Indenture Trustee or (ii) until the original certificate of title has been returned to the Custodian or Servicer by such office, a photocopy of the certificate of title that has been delivered to such office, and the delivery of such copy of the original certificate of title to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy or photocopy is a true and correct copy of the original certificate of title;

(e) if such Timeshare Loan is a Mortgage Loan, an original lender’s title insurance policy or master policy (or a copy thereof) referencing such Mortgage Loan, when available, and if a copy, the delivery thereof to the Custodian by the Issuer shall be deemed to be a certification by the Issuer that such copy is a true an correct copy of such lender’s title insurance policy or master policy;

(f) an original or a copy of each guarantee, assumption, modification or substitution agreement, if any, which relates to the Timeshare Loan (including but not limited to the Obligor Note, Mortgage, Right-to-Use Agreement, as applicable), and if a copy, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy is a true and correct copy of such guarantee assumption, modification or substitution agreement;

(g) if such Timeshare Loan is a Right-to Use Loan, the original related Right-to-Use Agreement and any related pledge and security agreements (or copies thereof), and if copies, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copies are true and correct copies of such Right-to-Use Agreement and related pledge and security agreements, provided, however, that each Timeshare Loan File shall not include any documents attached to or delivered to an Obligor with a Right-to-Use Agreement that are not signed by the parties to the Right-to-Use Agreement and are delivered in identical form to all Obligors (such as articles of association, a timeshare plan and a public disclosure statement) if copies of such documents have been delivered to the Custodian by the Issuer or the Servicer, and such delivery to the Custodian shall be deemed to be a certification by the Issuer that such copies are true and complete copies of such documents;

(h) if such Timeshare Loan is a Right-to Use Loan, a copy of the related Vacation Interest representing membership in the related timeshare association of the related Resort;

(i) an original fully executed Purchase Contract (or a copy thereof), and if a copy, the delivery thereof to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such copy is a true and correct copy of such Purchase Contract, unless (i) the Timeshare Loan File represents the refinancing of a timeshare loan, in which event no related Purchase Contract shall be included or (ii) a complete Purchase Contract is not available, in which event such portions as are available shall be included in the Timeshare Loan File and the delivery of any portions of a Purchase Contract to the Custodian by the Issuer or the Servicer shall be deemed to be a certification by the Issuer that such portions constitute the only portions that are available; and

(j) all other documents related to such Timeshare Loan including any Trailing Documents immediately upon receipt by the Trustee.

“Timeshare Loan Servicing Files” shall mean, with respect to each Timeshare Loan and each Obligor a copy of the Timeshare Loan Files and all other papers and computerized records customarily maintained by the Servicer in servicing timeshare loans comparable to the Timeshare Loans.

“Timeshare Loan Update Memo” shall mean any memorandum executed by an authorized representative of Servicer and delivered to Custodian from time to time that provides additional or modified information in respect of any Timeshare Loan or Timeshare Loan File.

“Timeshare Property” shall mean Weeks-Based Timeshare Property or Beneficial Interests, as the case may be, and the rights granted thereunder to the Issuer (as assignee of the originator of such loan), which secure a Timeshare Loan.

“Trailing Document” shall mean any additional documentation related to a Timeshare Loan or supplemental to a Timeshare Loan File delivered to the Custodian following its initial receipt of the relevant Timeshare Loan File and immediately incorporated into such relevant Timeshare Loan File by the Custodian upon receipt.

“Transfer Date” shall mean with respect to a Qualified Substitute Timeshare Loan, the date on which the Issuer acquires such Qualified Substitute Timeshare Loan from the Seller and Grants such Qualified Substitute Timeshare Loan to the Indenture Trustee to be included as part of the Trust Estate.

“Transition Expenses” shall mean any documented costs and expenses (other than general overhead expenses) incurred by the Back-Up Servicer should it become the Successor Servicer as a direct consequence of the termination or resignation of the initial Servicer and the transition of the duties and obligations of the initial Servicer to the Successor Servicer.

“Trust Accounts” shall mean collectively, the Collection Account, the Reserve Account, the Control Accounts, the Hedge Collateral Account and such other accounts established by the Indenture Trustee pursuant to Section 3.01(a) of the Indenture and Servicing Agreement.

“Trust Agreement” shall mean that certain amended and restated trust agreement, dated the Closing Date, by and between the Owner and the Owner Trustee.

“Trust-Based Timeshare Loan” shall mean a Timeshare Loan secured by a Beneficial Interest.

“Trust Estate” shall have the meaning specified in the Granting Clause of the Indenture and Servicing Agreement.

“UCC” means, with respect to any jurisdiction, the uniform commercial code then in effect in such jurisdiction.

“Unit” shall mean a residential unit or dwelling at a Resort.

“Unused Fees” shall mean with respect to any Purchaser Group or any Non-Conduit Committed Purchaser, the product of:

(i) the Unused Rate; and

(ii) the excess of (x) its average daily Purchaser Commitment Amount during the related Interest Accrual Period over (y) its average daily Purchaser Invested Amount during the related Interest Accrual Period; and

(iii) the number of days in such Interest Accrual Period, divided by 360.

“Unused Rate” means 0.55%.

“Up-Front Fees” shall have the meaning specified in the Fee Letter.

“Usage Fees” shall mean shall mean with respect to any Purchaser Group or any Non-Conduit Committed Purchaser, the product of:

(i) the Usage Rate; and

(ii) its average daily Purchaser Invested Amount during the related Interest Accrual Period; and

(iii) the number of days in such Interest Accrual Period, divided by 360.

“Usage Rate” means the sum of (x) a rate of 1.25%, and (y) (i) upon the earlier of the occurrence of an Amortization Event or Facility Termination Date until an Event of Default has occurred and is continuing, 1.25% or (ii) if an Event of Default has occurred and is continuing, 2.00%.

“USAP” shall have the meaning specified in Section 5.05(c) of the Indenture and Servicing Agreement.

“Vacation Interest” shall mean the vacation certificate or stock certificate issued by and evidencing membership in a homeowner’s association of a Resort pursuant to which the owner thereof has a license or right-to-use a Timeshare Property at a Resort.

“Vacation Ownership Business” means the development, sale, management, marketing, operation or financing of (1) timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of products, programs and services wherein purchasers acquire an ownership interest, use right or other entitlement to use one or more of certain determinable accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), and (2) associated exchange programs.

“Warehouse Portfolio” shall mean, as any date of determination, all Timeshare Loans owned by the Issuer.

“Warehouse Portfolio Default Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of (i)(A) the sum of the Loan Balances of all Timeshare Loans in the Warehouse Portfolio that became Defaulted Timeshare Loans during such Due Period (other than Defaulted Timeshare Loans for which the Seller has exercised its option to repurchase or substitute pursuant to Section 6(b) of the Sale Agreement) minus (B) any remarketing proceeds received during such Due Period in respect of any Defaulted Timeshare Loans for which the Seller did not exercise its option to repurchase or substitute, divided by (ii) the Aggregate Loan Balance on the first day of such Due Period.

“Warehouse Portfolio Delinquency Level” shall mean, for any Due Period, the quotient (expressed as a percentage) of the sum of all Loan Balances of all Timeshare Loans (exclusive of Timeshare Loans that became Defaulted Timeshare Loans on or before the last day of such Due Period) included in the Warehouse Portfolio that are 61 days or more delinquent on the last day of such Due Period (as determined by the Servicer in accordance with the Servicing Standard) divided by the Aggregate Loan Balance on the last day of such Due Period.

“Warehouse Portfolio Three Month Rolling Average Default Percentage” means for any Payment Date, the average of the Warehouse Portfolio Default Levels for the last three Due Periods.

“Warehouse Portfolio Three Month Rolling Average Delinquency Percentage” means for any Payment Date, the average of the Warehouse Portfolio Delinquency Levels for the last three Due Periods.

“Weeks-Based Timeshare Loan” shall mean a Timeshare Loan secured by a Weeks-Based Timeshare Property.

“Weeks-Based Timeshare Property” shall mean the contractual rights regarding a Unit that is the subject of a Right-to-Use Agreement, or the timeshare fee or other estate regarding a Unit.

Schedule I to Standard Definitions

Rules of construction. Solely with respect to the definitions in this Schedule I to Standard Definitions, all references to “Performance Guarantor” shall not include Marriott International.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) or for construction, acquisition or remodeling that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of clauses (ii) and (iii) of the definition of the Financial Covenants, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” meanss (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Consolidated Adjusted EBITDA”: for any period, Consolidated EBITDA for such period, plus (to the extent taken into account in calculating Consolidated EBITDA for such period):

(a) any extraordinary or non-recurring non-cash expenses or losses including, for the avoidance of doubt, any extraordinary or non-recurring non-cash expenses disclosed in the form 8-K filed by Marriott International with the SEC on September 9, 2011;

(b) losses from dispositions of real estate that are not to traditional consumer purchasers; provided that the amounts referred to in clauses (a) and (b) shall not, in the aggregate, exceed $150,000,000.00 for any fiscal year of MVW;

(c) total non-cash product costs of MVW and its Subsidiaries on a consolidated basis for such period;

(d) any non-cash charges that occur in the 2011 fiscal year as a result of the transactions contemplated to occur on the Spin-Off Date ; and

(e) one-time cash charges related to the transactions contemplated to occur on the Spin-Off Date which were incurred prior to, at the time of, or no later than 120 days following, the consummation thereof or at the time of the consummation thereof; provided that the aggregate amount added by this clause (e) shall not exceed $20,000,000.

minus to the extent taken into account in calculating Consolidated Net Income for such period, the sum of:

(u) (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), including gains from dispositions of real estate that are not to traditional consumer purchasers; (ii) income tax credits (to the extent not netted from income tax expense); and (iii) any other non-operating, non-cash income (other than non-cash income associated with “financially reportable sales less than closed sales”);

(v) any cash payments made during such period in respect of items described in clause (a) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis;

(w) Developer Capital Spending of MVW and its Subsidiaries on a consolidated basis for such period (it being understood and agreed that Developer Capital Spending with respect to the Ritz-Carlton Vail during the fourth quarter of 2010 shall be excluded from all calculations of Consolidated Adjusted EBITDA);

(x) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of MVW or is merged into or consolidated with MVW or any of its Subsidiaries;

(y) the income of any Person (other than a Subsidiary of MVW) in which the MVW or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by MVW or such Subsidiary in the form of dividends or similar distributions; and

(z) the undistributed earnings or income of any Subsidiary of MVW (including any Special Purpose Subsidiary) or income attributable to any residual interest in any obligation of a Special Purpose Subsidiary to the extent that the declaration or payment of dividends or similar distributions or payment on account of such residual interest by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) GAAP income tax expense (or minus any benefit);

(b) GAAP interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness;

(c) depreciation and amortization expense; and

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of a financial covenant involving the calculation of Consolidated EBITDA, (i) if at any time during such Reference Period MVW or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period MVW or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Coverage Ratio Covenant” shall mean a minimum Consolidated Interest Coverage Ratio of MVW on a rolling four quarter basis of not less than three times.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Performance Guarantor and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Performance Guarantor and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements and related derivatives in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and dividends paid on the Preferred Stock).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of MVW and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of MVW under stockholders’ equity at such date.

“Consolidated Tangible Net Worth” means at any date, (a) Consolidated Net Worth, minus (b) the net book value of all assets on the consolidated balance sheet of MVW used to calculate Consolidated Net Worth that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, service marks, service names, copyrights, patents, organizational expenses and the excess of any equity in any Subsidiary over the cost of the investment in such Subsidiary), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of MVW and its Subsidiaries at such date, determined using consolidation principles in accordance with GAAP, minus (for the avoidance of doubt without regard to undrawn letters of credit) the lesser of (x) the aggregate amount of all Unrestricted cash and Cash Equivalents of MVW, MORI and the Subsidiary Guarantors at such date minus $40,000,000 and (y) $40,000,000.

“Consolidated Total Debt to Consolidated Adjusted EBITDA Covenant” shall mean a maximum ratio of Consolidated Total Debt of MVW to Consolidated Adjusted EBITDA of MVW on a rolling four quarter basis, of 6.0x through March 31, 2013, 5.25x through December 31, 2014 and 4.75x thereafter.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound

“Developer Capital Spending”: for any period, Capital Expenditures of MVW and its Subsidiaries on a consolidated basis that are attributable to the acquisition of completed Time Share Interests or development of Time Share Interests during such period.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by MVW in good faith; for the avoidance of doubt, the inclusion of a “cap” or other limit on the maximum total exposure under any such Guarantee Obligation shall not, in and of itself, mean that the liability is either “stated” or “determinable.”

“Indebtedness”: of any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business); provided that, for the avoidance of doubt, any obligation to pay for Marriott Rewards points that arises prior to the effective date of the transactions contemplated to occur on the Spin-Off Date and the payment of which is deferred pursuant to the documents relating to the transactions contemplated to occur on the Spin-Off Date shall be Indebtedness).

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all Capital Lease Obligations of such Person (other than operating leases);

(f) all obligations of such Person, including recorded loss contingency under GAAP, as an account party or applicant under or in respect of: (i) bankers acceptances, (ii) surety bonds (excluding surety bonds that support, or are in lieu of, obligations to escrow funds or that are performance bonds, in each case that have not been drawn), and (iii) the outstanding face amount of letters of credit;

(g) the liquidation value of all redeemable preferred Capital Stock of such Person;

(h) all Guarantee Obligations of such Person in respect of obligations that constitute Indebtedness of the kind referred to in clauses (a) through (g) above; and

(i) all obligations that constitute Indebtedness of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such indebtedness is non-recourse to such Person. For the avoidance of doubt, Indebtedness of the type described in the preceding sentence shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions). Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any payment obligation or other liability of such Person under the Marriott International, Inc. Executive Deferred Compensation Plan, a non-qualified deferred compensation plan within the meaning of IRC Section 409A and (ii) any amounts relating to full membership agreements in The Ritz-Carlton Golf Club & Spa, Jupiter (Florida) which are refundable, without interest, to full members in good standing after thirty years of continuous membership and which do not, in any case, have a redemption date earlier than the year 2029.

“In-Process Property”: real property owned by MVW or its Subsidiaries for which the Preliminary Construction Stage has commenced; provided that for the avoidance of doubt, raw land shall not be considered In-Process Property. For purposes hereof, the “Preliminary Construction Stage has commenced” when each of the following is true regarding the applicable real property: (a) the engineering and design work is complete; (b) all material construction contracts relating to the applicable real property have been executed; (c) the portion of the site related to the real property has been cleared, prepared and excavated; and (d) construction of the building substructure has commenced.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that:

(a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and

(b) involves the payment of consideration by MVW and its Subsidiaries in excess of $200,000,000.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to MVW or any of its Subsidiaries in excess of $200,000,000.

“Minimum Consolidated Tangible Net Worth Covenant” shall mean the requirement that the Consolidated Tangible Net Worth of MVW is not less than the sum of (i) 80% of the Consolidated Tangible Net Worth set forth on MVW’s balance sheet in the third fiscal quarter of fiscal year 2011 plus (ii) in respect of each fiscal quarter that has elapsed following the Closing Date, 80% of any increase in Consolidated Tangible Net Worth during such fiscal quarter attributable to Net Cash Proceeds received from the issuance of equity during such fiscal quarter.

“Net Cash Proceeds” shall mean in connection with the issuance or sale of Capital Stock, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Recourse Debt” means Indebtedness of a Person: (a) as to which none of MVW or it Subsidiaries provides any credit support of any kind or is directly or indirectly liable and (b) which does not provide any recourse against any of the assets of MVW or its Subsidiaries. Notwithstanding the foregoing, (i) the provision of Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not invalidate the status of the Indebtedness of such Time Share SPV that is otherwise classified as Non-Recourse Debt pursuant to the terms of this definition and (ii) Indebtedness shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions).

“Preferred Stock” means the issued and outstanding preferred stock of MVW US Holdings, Inc., par value $0.01 per share.

“Qualified Securitization Transaction” means any transaction or series of transactions previously entered into or that may be entered into by MVW or any Subsidiaries pursuant to which MVW or such Subsidiary sells, assigns, conveys, participates, contributes to capital or otherwise transfers to (i) a Time Share SPV (in the case of a transfer by MVW or such Subsidiary) or (ii) any other Person (in the case of a transfer by a Time Share SPV), or may grant a security interest in or pledge, any Time Share Receivables or interests therein (whether now existing or arising in the future) of MVW or any Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such Time Share Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Time Share Receivables and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such accounts receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such receivables and any collections or proceeds of any of the foregoing.

“Reference Period” means the period of four consecutive Fiscal Quarters of MVW then most recently ended.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted” shall mean, when referring to cash or Cash Equivalents of MVW or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a combined or consolidated balance sheet, as applicable, of MVW or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person or (iii) are not otherwise generally available for use by MVW or such Subsidiary.

“Special Purpose Subsidiary”: means any (i) Time Share SPV and (ii) trust, property owning company and similar entity that is formed for the purpose of protecting the consumer purchasers of vacation ownership interests from the insolvency or bankruptcy of MVW or any of its Subsidiaries.

“Standard Securitization Undertakings”: means representations, warranties, covenants, indemnities and performance guarantees of MVW or any of its Subsidiaries to a Time Share SPV or to its order or of a Time Share SPV to an entity issuing Non-Recourse Debt or its order and servicing obligations entered into by MVW or any such Subsidiary (other than a Time

Share SPV) and the provision of cash or Cash Equivalents to pay fees and expenses reasonably related thereto, in each case which are reasonably customary in securitization transactions for the relevant asset being securitized

“Subsidiary”: means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of MVW. Notwithstanding the foregoing “Subsidiary” shall not include a resort or property owner’s association which is organized primarily to administer the affairs of the underlying resort or property

“Swap Agreement”: means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or any combination thereof involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of MVW or any of its Subsidiaries shall be a “Swap Agreement”.

“Time Share Interest” means (i) inventory available to occupy as a dwelling or accommodation, and which may be coupled with an estate in real estate or limited to a right to use real estate without an estate or ownership interest, pursuant to any time share arrangement, plan, scheme, or similar device, in any legal form or structure (including units physically located within a project, that have received certificates of occupancy and that are currently used for sales purposes and/or administrative purposes) or (ii) any real property interest completed and available to occupy as a dwelling or accommodation and intended by MVW to be dedicated to any such time share arrangement.

“Time Share Receivables” means note receivables arising from the financing of the sale of timeshare intervals and fractional products to a retail customer.

“Time Share SPV”: means an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in securitization transactions and the indebtedness of which is Non-Recourse Debt.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the MVW or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.